GMX Resources Inc.

Unaudited Consolidated Financial Statements as of December 31, 2012 and 2011 and for the Years Ended December 31, 2012, 2011 and 2010

1

GMX Resources Inc. and Subsidiaries
Consolidated Balance Sheets (Unaudited)

	December 31,
	2012	2011
ASSETS
CURRENT ASSETS:	(In thousands, except share data)
Cash and cash equivalents	$29,146	$102,493
Restricted cash	19,171	4,325
Accounts receivable	13,010	15,689
Derivative instruments	950	—
Inventories	66	326
Prepaid expenses and deposits	666	2,655
Assets held for sale	410	2,045
Total current assets	63,419	127,533
OIL AND NATURAL GAS PROPERTIES, BASED ON THE FULL COST METHOD
Properties being amortized	675,133	1,062,801
Properties not subject to amortization	133,495	147,224
Less accumulated depreciation, depletion and impairment	(604,141)	(871,346)
	204,487	338,679
PROPERTY AND EQUIPMENT, AT COST, NET	61,740	65,858
DERIVATIVE INSTRUMENTS	634	—
OTHER ASSETS	10,932	10,131
TOTAL ASSETS	$341,212	$542,201
LIABILITIES AND EQUITY
CURRENT LIABILITIES:
Accounts payable	$11,620	$13,550
Accrued expenses	10,422	17,835
Accrued interest	6,019	3,256
Revenue distributions payable	5,288	5,980
Short-term derivative instruments	209	—
Current maturities of long-term debt	16,815	26
Total current liabilities	50,373	40,647
LONG-TERM DEBT, LESS CURRENT MATURITIES	408,380	426,805
DEFERRED PREMIUMS ON DERIVATIVE INSTRUMENTS	392	—
OTHER LIABILITIES	2,316	7,476
COMMITMENTS AND CONTINGENCIES—SEE NOTE I
EQUITY:
Preferred stock, par value $.001 per share, 10,000,000 shares authorized:
Series A Junior Participating Preferred Stock—25,000 shares authorized, none issued and outstanding	—	—
9.25% Series B Cumulative Preferred Stock— 6,000,000 Shares authorized, 3,176,734 shares issued and outstanding as of 2012 and 2011, (aggregate liquidation preference $79,418 as of December 31, 2012 and 2011)	3	3
Common stock, par value $.001 per share—250,000,000 shares authorized, 98,062,225 issued and outstanding in 2012 and 63,085,432 shares in 2011	98	63
Additional paid-in capital	726,019	690,986
Accumulated deficit	(859,326)	(649,341)
Accumulated other comprehensive income, net of taxes	3,000	14,029
Total GMX equity	(130,206)	55,740
Noncontrolling interest	9,957	11,533
Total equity	(120,249)	67,273
TOTAL LIABILITIES AND EQUITY	$341,212	$542,201
See accompanying notes to consolidated financial statements.

GMX Resources Inc. and Subsidiaries
Consolidated Statements of Operations (Unaudited)

	Year Ended December 31,
	2012	2011	2010
	(In thousands, except share data)
OIL AND GAS SALES
Oil and gas sales	58,428	116,741	96,523
Gathering and transportation	477	—	—
Total revenue	58,905	116,741	96,523
EXPENSES:
Lease operations	10,743	13,420	10,651
Gathering and transportation	258	—	—
Production and severance taxes	1,347	1,196	743
Depreciation, depletion and amortization	25,514	50,270	38,061
Impairment of oil and natural gas properties and assets held for sale	166,196	205,754	143,712
General and administrative	25,069	28,863	27,119
Total expenses	229,127	299,503	220,286
Loss from operations	(170,222)	(182,762)	(123,763)
NON-OPERATING INCOME (EXPENSES):
Interest expense	(41,810)	(31,875)	(18,642)
Gain (loss) on extinguishment of debt	5,054	4,987	—
Gain on sale of Cotton Valley assets	13,331	—	—
Interest and other income (expense)	139	205	(4)
Unrealized gain (loss) on derivatives	736	3,612	(122)
Total non-operating expenses	(22,550)	(23,071)	(18,768)
Loss before income taxes	(192,772)	(205,833)	(142,531)
INCOME TAXES BENEFIT (PROVISION)	(5,798)	(615)	4,239
NET LOSS	(198,570)	(206,448)	(138,292)
Net income attributable to noncontrolling interest	4,069	5,389	3,114
NET LOSS APPLICABLE TO GMX RESOURCES	(202,639)	(211,837)	(141,406)
Preferred stock dividends	7,346	6,720	4,633
NET LOSS APPLICABLE TO COMMON SHAREHOLDERS	$(209,985)	$(218,557)	$(146,039)
LOSS PER SHARE—Basic	$(2.91)	$(4.12)	$(5.18)
LOSS PER SHARE—Diluted	$(2.91)	$(4.12)	$(5.18)
WEIGHTED AVERAGE COMMON SHARES OUTSTANDING —Basic	72,219,327	53,071,200	28,206,506
WEIGHTED AVERAGE COMMON SHARES OUTSTANDING —Diluted	72,219,327	53,071,200	28,206,506

See accompanying notes to consolidated financial statements.

GMX Resources Inc. and Subsidiaries
Consolidated Statements of Comprehensive Income/(Loss) (Unaudited)

	Years Ended December 31,
	2012	2011	2010
	(In thousands)
Net loss	$(198,570)	$(206,448)	$(138,292)
Other comprehensive income (loss), net of income tax:
Change in fair value of derivative instruments, net of income tax of $0, $5,754 and $11,512, respectively	—	11,170	22,346
Reclassification of (gain) loss on settled contracts, net of income taxes of ($5,681), ($6,372) and ($8,019), respectively	(11,029)	(12,368)	(15,566)
Comprehensive loss	(209,599)	(207,646)	(131,512)
Comprehensive income attributable to the noncontrolling interest	4,069	5,389	3,114
Comprehensive loss attributable to GMX shareholders	$(213,668)	$(213,035)	$(134,626)

See accompanying notes to consolidated financial statements.

GMX Resources Inc. and Subsidiaries
Consolidated Statement of Changes in Equity (Unaudited)

	Preferred shares	Common shares	Preferred par value	Common par value	Additional paid-in capital	Retained earnings (accumulated deficit)	Accumulated other comprehensive income	Total GMX Resources equity	Non-controlling interest	Total equity
	(In thousands)
BALANCE AT DECEMBER 31, 2009	2,000	31,215	$2	$31	$522,645	$(284,745)	$8,447	$246,380	$22,081	$268,461
Restricted stock awards	—	188	—	—	—	—	—	—	—	—
Stock compensation expense	—	—	—	—	6,274	—	—	6,274	—	6,274
Preferred stock dividends	—	—	—	—	—	(4,633)	—	(4,633)	—	(4,633)
Shares issued	41	380	—	—	3,025	—	—	3,025	—	3,025
Shares pursuant to share lending agreement	—	(500)	—	—	—	—	—	—	—	—
Net loss	—	—	—	—	—	(141,406)	—	(141,406)	3,114	(138,292)
Contributions from non-controlling interest	—	—	—	—	—	—	—	—	1,244	1,244
Distributions to non-controlling interest	—	—	—	—	—	—	—	—	(4,640)	(4,640)
Other comprehensive loss	—	—	—	—	—	—	6,780	6,780	—	6,780
BALANCE AT DECEMBER 31, 2010	2,041	31,283	$2	$31	$531,944	$(430,784)	$15,227	$116,420	$21,799	$138,219
Preferred stock dividends	—	—	—	—	—	(6,720)	—	(6,720)	—	(6,720)
Stock compensation expense	—	216	—	—	4,248	—	—	4,248	—	4,248
Shares pursuant to share lending agreement	—	(276)	—	—	—	—	—	—	—	—
Shares issued	1,136	31,862	1	32	160,057	—	—	160,090	—	160,090
Retirement of convertible debt	—	—	—	—	(5,263)	—	—	(5,263)	—	(5,263)
Net loss	—	—	—	—	—	(211,837)	—	(211,837)	5,389	(206,448)
Contributions from non-controlling interest	—	—	—	—	—	—	—	—	422	422
Distributions to non-controlling interest	—	—	—	—	—	—	—	—	(16,077)	(16,077)
Other comprehensive income	—	—	—	—	—	—	(1,198)	(1,198)	—	(1,198)
BALANCE AT DECEMBER 31, 2011	3,177	63,085	$3	$63	$690,986	$(649,341)	$14,029	$55,740	$11,533	$67,273
Preferred Stock Dividends	—	—	—	—	—	(7,346)	—	(7,346)	—	(7,346)
Stock based compensation expense	—	550	—	1	4,450	—	—	4,451	—	4,451
Shares issued	—	23,156	—	23	14,219	—	—	14,242	—	14,242
Shares pursuant to share lending agreement	—	—	—	—	—	—	—	—	—	—
Retirement of convertible debt	—	11,271	—	11	16,364	—	—	16,375	—	16,375
Net loss	—	—	—	—	—	(202,639)	—	(202,639)	4,069	(198,570)
Contributions from non-controlling interest	—	—	—	—	—	—	—	—	—	—
Distributions to non-controlling interest	—	—	—	—	—	—	—	—	(5,645)	(5,645)
Other comprehensive income	—	—	—	—	—	—	(11,029)	(11,029)	—	(11,029)
BALANCE AT DECEMBER 31, 2012	3,177	98,062	$3	$98	$726,019	$(859,326)	$3,000	$(130,206)	$9,957	$(120,249)

See accompanying notes to consolidated financial statements.

GMX Resources Inc. and Subsidiaries
Consolidated Statements of Cash Flows (Unaudited)

	Year Ended December 31,
	2012	2011	2010
CASH FLOWS DUE TO OPERATING ACTIVITIES	(In thousands)
Net loss	$(198,570)	$(206,448)	$(138,292)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation, depletion, and amortization	25,514	50,270	38,061
Impairment of oil and natural gas properties and assets held for sale	166,196	205,754	143,712
Deferred income taxes	5,681	615	(4,209)
Non-cash stock compensation expense	4,076	3,677	5,450
Loss (gain) on conversion/extinguishment of debt	(5,054)	(4,987)	(141)
Non-cash interest expense	7,950	9,378	9,330
Non-cash change in fair value of derivative financial instruments	(736)	—	—
Non-cash derivative gain in oil and gas sales	(16,710)	—	—
Other	(13,331)	(4,918)	1,402
Decrease (increase) in:
Accounts receivable	10,264	(3,521)	(1,595)
Inventory and prepaid expenses	1,821	(301)	(1,730)
Increase (decrease) in:
Accounts payable and accrued expenses	5,562	122	6,680
Revenue distributions payable	40	952	67
Net cash provided by operating activities	(7,297)	50,593	58,735
CASH FLOWS DUE TO INVESTING ACTIVITIES
Purchase, exploration and development of oil and natural gas properties	(112,084)	(269,567)	(172,726)
Proceeds from sales of oil and natural gas properties, property, equipment and assets held for sale	60,141	15,821	7,010
Purchase of short term investments	23	—	—
Sale of volumetric production payment	—	49,700	—
Cash settlement of hedges	—	21,213	—
Purchase of property and equipment	(1,762)	(2,411)	(10,284)
Restricted cash	(14,846)	(4,325)	—
Net cash used in investing activities	(68,528)	(189,569)	(176,000)
CASH FLOWS DUE TO FINANCING ACTIVITIES
Borrowings on revolving bank credit facility	—	70,500	92,000
Repayments of revolving bank credit facility	—	(162,500)	—
Proceeds from issuance of long-term debt	27,100	293,666	—
Repayment of long-term debt	(10,298)	(47,124)	(79)
Proceeds from sale of common stock	2,953	105,324	—
Proceeds from sale of preferred stock	—	25,809	949
Dividends paid on Series B preferred stock	(7,346)	(6,720)	(4,633)
Fees paid related to financing activities	(4,286)	(24,188)	(773)
Contributions from non-controlling interest member	—	422	1,244
Distributions to non-controlling interest member	(5,645)	(16,077)	(4,640)
Net cash provided by financing activities	2,478	239,112	84,068
NET INCREASE (DECREASE) IN CASH	(73,347)	100,136	(33,197)
CASH AND CASH EQUIVALENTS AT BEGINNING OF PERIOD	102,493	2,357	35,554
CASH AND CASH EQUIVALENTS AT END OF PERIOD	$29,146	$102,493	$2,357
SUPPLEMENTAL CASH FLOW DISCLOSURE
CASH PAID DURING THE PERIOD FOR:
INTEREST, Net of amounts capitalized	$23,733	$22,531	$11,988
INCOME TAXES, Paid	$117	$1	$(30)
NON-CASH INVESTING AND FINANCING ACTIVITIES
Debt extinguished with common stock	$26,207	$—	$—
Debt extinguished in debt exchange	$11,414	$—	$—
Additions to oil and natural gas properties in exchange for common stock	$—	$31,612	$—
Decrease in accounts payable for property additions	$(1,723)	$(20,939)	$14,570
Interest paid in the form of additional notes ("PIK Election")	$10,865	$—	$—
See accompanying notes to consolidated financial statements.

GMX Resources Inc. and Subsidiaries
Notes to Consolidated Financial Statements
December 31, 2012, 2011 and 2010
(Unaudited)

NOTE A—NATURE OF OPERATIONS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
NATURE OF BUSINESS AND PRINCIPLES OF CONSOLIDATION
GMX Resources Inc. (collectively with its subsidiaries, “GMX” the “Company”, “we,” “us” and “our”) is an independent oil and natural gas exploration and production company with a portfolio of leasehold acreage in multiple resource plays that allows the Company flexibility to deploy capital based on a variety of economic and technical factors, including commodity prices (including differentials applicable to the basin), well costs, service availability, and take-away capacity.
Prior to 2011, the Company focused on the development of the hydrocarbon formations in East Texas including the Cotton Valley Sands (“CVS”) layer in the Schuler formation and the Upper, Middle and Haynesville/Lower Bossier layers of the Bossier formation (“H/B”), in the Sabine Uplift of the Carthage, North Field primarily located in Harrison and Panola counties of East Texas (previously designated as our “primary development area”).
In late 2010, the Company made a strategic decision to expand our asset base and development activities into other basins in order to diversify our significant concentration in natural gas to a multiple basin and commodity strategy with more liquid hydrocarbon opportunities. In the first half of 2011, we acquired core positions in over 75,000 undeveloped net acres in two oil resource plays in the U.S.: the Williston Basin of North Dakota/Montana, targeting the Bakken/Three Forks Formation; and in the oil window of the Denver Julesburg Basin (the “DJ Basin”) of Wyoming, targeting the emerging Niobrara Formation.
In the fourth quarter 2012, the Company completed the sale of certain CVS properties, but still retained its entire H/B natural gas resource base.
We have three subsidiaries: Diamond Blue Drilling Co. (“Diamond Blue”), which sold its assets in 2011 and is not active, Endeavor Pipeline Inc. (“Endeavor Pipeline”), which operates our water supply and salt water disposal systems in our East Texas development area, and Endeavor Gathering, LLC (“Endeavor Gathering”), which owns the natural gas gathering system in our East Texas Development area and related equipment operated by Endeavor Pipeline. Kinder Morgan Endeavor LLC (“KME”) owns a 40% membership interest in Endeavor Gathering.
The accompanying consolidated financial statements have been prepared in conformity with accounting principles generally accepted in the United States (“GAAP”). References to GAAP issued by the Financial Accounting Standards Board (“FASB”) in these footnotes are to the FASB Accounting Standards Codification (“ASC”). The consolidated financial statements include the accounts of GMX and its wholly and majority owned subsidiaries. All significant intercompany transactions have been eliminated.
USE OF ESTIMATES: The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of oil and gas reserves, assets and liabilities, disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. Significant estimates include estimates for proved oil and natural gas reserve quantities, deferred income taxes, asset retirement obligations, fair value of derivative instruments, useful lives of property and equipment, expected volatility and contract term to exercise outstanding stock options, and are subject to change.
RECLASSIFICATIONS: Certain reclassifications in the Consolidated Statements of Cash Flows have been made to prior years amounts to conform to current year presentations.
CASH, CASH EQUIVALENTS AND RESTRICTED CASH: The Company considers all highly liquid investments with maturities of three months or less at the time of purchase to be cash equivalents. The carrying value of cash and cash equivalents approximates fair value due to the short-term nature of these instruments.
The Company had $2.3 million and $4.3 million in restricted cash related to undrawn letters of credit as of December 31, 2012 and 2011, respectively. Restricted cash as of December 31, 2012 also includes $16.8 million, which was used to repay the principal balance 5.00% convertible notes on the maturity date of February 1, 2013, See Note F, Long Term Debt.

CONCENTRATIONS OF CREDIT RISK: Substantially all of the Company’s receivables are within the oil and gas industry, primarily from purchasers of natural gas and crude oil and from partners with interests in common properties operated by the Company. Although diversified among many companies, collectability is dependent upon the financial wherewithal of each individual company as well as the general economic conditions of the industry. The receivables are not collateralized, but the Company reviews these parties for creditworthiness and general financial condition.
The Company has accounts with separate banks in Louisiana and Oklahoma. At December 31, 2012 and 2011, the Company had $4.1 million and $99.6 million, respectively, invested in overnight investment sweep accounts. Bank deposit accounts may, at times, exceed federally insured limits. The Company has not experienced any losses in such accounts and does not believe it is exposed to significant credit risk on its cash.
The Company uses natural gas and crude oil commodity derivatives to hedge a portion of its exposure to natural gas and crude oil price volatility. These arrangements expose the Company to credit risk from its counterparties. To mitigate that risk, the Company only uses counterparties that are highly-rated entities with corporate credit ratings at or exceeding A or Aa as classified by Standard & Poor’s and Moody’s, respectively.
Sales to individual customers constituting 10% or more of total oil, natural gas and natural gas liquid sales were as follows for each of the years ended December 31:

	2012	2011	2010
Crude oil:
Sunoco Partners Marketing & Terminals L.P.	38%	62%	61%
Shell Trading Company	36%	—%	—%
Various purchasers through Penn Virginia Oil & Gas, L.P.	—%	30%	39%
Natural gas:
Texla Energy Management, Inc.	51%	48%	46%
EDF, Inc.	44%	—	—
Various purchasers through Penn Virginia Oil & Gas, L.P.	—	—%	11%
Natural gas liquids: (1)
DCP Midstream LLC	62%	35%	—%
Penn Virginia Oil & Gas, L.P.	36%	33%	38%
Waskom Gas Processing Company	—%	32%	62%

If the Company were to lose a purchaser, it believes it could replace it with a substitute purchaser with substantially equivalent terms.
INVENTORIES: Inventories consist of crude oil in tanks and natural gas liquids. Treated and stored crude oil inventory and natural gas liquids at the end of the year are valued at the lower of production cost or market.
ACCOUNTS RECEIVABLE: The Company's accounts receivable consists of the following as of December 31:

	2012	2011

Accounts receivable from interest owners	2,859	8,607
Accounts receivable related to sale of CVS properties	7,429	—
Accounts receivable from oil and natural gas revenues	2,722	7,082
Total accounts receivable	13,010	15,689
The Company has receivables from joint interest owners and oil and gas purchasers that are generally uncollateralized. The Company reviews these parties for creditworthiness and general financial condition. Accounts receivable are generally due within 30 days and accounts outstanding longer than 60 days are considered past due. If necessary, the Company would determine an allowance by considering the length of time past due, previous loss history, future net revenues of the debtor’s ownership interest in oil and gas properties operated by the Company and the owners ability to pay its obligation, among other things. The Company writes off accounts receivable when they are determined to be uncollectible.

As of December 31, 2012, the Company had a net receivable of $7.4 million from the purchaser of the Company's CVS properties in October 2013. As part of the closing conditions, $6.9 million was deposited in an escrow account that is to be released to the Company within 180 days of closing upon the completion of certain due diligence items.
The Company establishes provisions for losses on accounts receivable if it determines that it will not collect all or part of the outstanding balance. The Company regularly reviews collectability and establishes or adjusts the allowance as necessary using the specific identification method. There was no allowance for doubtful accounts at December 31, 2012 and 2011.
OIL AND NATURAL GAS PROPERTIES: The Company follows the full cost method of accounting for its oil and natural gas properties and activities. Accordingly, the Company capitalizes all costs incurred in connection with the acquisition, exploration and development of oil and natural gas properties. The Company capitalizes internal costs that can be directly identified with exploration and development activities, but does not include any costs related to production, general corporate overhead, or similar activities. Capitalized costs include geological and geophysical work, 3D seismic, delay rentals, drilling and completing and equipping oil and gas wells, including salaries and benefits and other internal costs directly attributable to these activities. Also included in oil and natural gas properties are tubular and other lease and well equipment of $3.4 million and $3.8 million at December 31, 2012 and 2011, respectively, that have not been placed in service but for which we plan to utilize in our on-going exploration and development activities.
Proceeds from dispositions of oil and gas properties are accounted for as a reduction of capitalized costs, with no gain or loss generally recognized upon disposal of oil and natural gas properties unless such disposal significantly alters the relationship between capitalized costs and proved reserves. Revenues from services provided to working interest owners of properties in which GMX also owns an interest, to the extent they exceed related costs incurred, are accounted for as reductions of capitalized costs of oil and natural gas properties.
Investments in unevaluated properties and major development projects are not amortized until proved reserves associated with the projects can be determined or until impairment occurs. The balance of unevaluated properties is comprised of capital costs incurred for undeveloped acreage, exploratory wells in progress and capitalized interest costs. We assess all items classified as unevaluated property on a quarterly basis for possible impairment or reduction in value. We assess our properties on an individual basis or as a group if properties are individually insignificant. Our assessment includes consideration of the following factors, among others: intent to drill; remaining lease term; geological and geophysical evaluations; drilling results and activity; the assignment of proved reserves; and the economic viability of development if proved reserves are assigned. During any period in which these factors indicate an impairment, the cumulative drilling costs incurred to date for such property and all or a portion of the associated leasehold costs are transferred to the full-cost pool and are then subject to amortization.
Depreciation, depletion and amortization of oil and gas properties (“DD&A”) are provided using the units-of-production method based on estimates of proved oil and gas reserves and production, which are converted to a common unit of measure based upon their relative energy content. The Company’s cost basis for depletion includes estimated future development costs to be incurred on proved undeveloped properties. The computation of DD&A takes into consideration restoration, dismantlement, and abandonment costs and the anticipated proceeds from salvaging equipment. DD&A expense for oil and natural gas properties was $19.6 million, $44.3 million and $32.9 million for the years ended December 31, 2012, 2011 and 2010, respectively.
Capitalized costs are subject to a “ceiling test,” which limits the net book value of oil and natural gas properties less related deferred income taxes to the estimated after-tax future net revenues discounted at a 10-percent interest rate. The cost of unproved properties is added to the future net revenues less income tax effects. Future net revenues are calculated using prices that represent the average of the first day of the month price for the 12-month period prior to the end of the period. Such prices are utilized except where different prices are fixed and determinable from applicable contracts for the remaining term of those contracts, including the effects of derivatives qualifying as cash flow hedges. As of December 31, 2012 and 2011, there were no oil and gas derivatives that qualified for cash flow hedges. For the year ended December 31, 2010, based on average prices for the prior 12-month period for natural gas and oil, cash flow hedges increased the full-cost ceiling by $52.3 million, thereby reducing the ceiling test write-down by the same amount. Our natural gas and oil hedging activities are discussed in “Note E—Derivative Activities,” of these consolidated financial statements.
Two primary factors impacting the ceiling test are reserve levels and natural gas and oil prices, and their associated impact on the present value of estimated future net revenues. Revisions to estimates of natural gas and oil reserves and/or an increase or decrease in prices can have a material impact on the present value of estimated future net revenues. Any excess of the net book value, less deferred income taxes, is generally written off as an expense. As a result of the Company’s ceiling test for the years ended December 31, 2012, 2011 and 2010, the Company recorded impairment expense of $166.3 million, $196.4 million and $132.8 million, respectively.

In December 2011, the Company agreed to sell a term overriding royalty interest, or volumetric production payment ("VPP"), in certain long-lived producing assets in the H/B layer in East Texas and received cash proceeds of $49.7 million. The VPP is for approximately 14.7 Bcf to be produced over the next ninety-five months which commenced in December 2011. The VPP was treated as a sale of oil and gas properties and no gain or loss was recognized on the sale in accordance with the SEC accounting guidance for companies accounting for their oil and gas properties under the full cost method. Our oil and natural gas properties presented on our balance sheets as of December 31, 2012, and 2011, have been reduced accordingly.
In the fourth quarter 2012, the Company completed the sale of certain CVS properties, but still retained its entire H/B natural gas resource base.
PROPERTY AND EQUIPMENT: Property and equipment are capitalized and stated at cost, while maintenance and repairs are expensed currently. Depreciation and amortization of other property and equipment are provided when assets are placed in service using the straight-line method based on estimated useful lives ranging from three to twenty years. Depreciation and amortization expense for property and equipment was $5.9 million, $6.0 million and $5.1 million for the years ending December 31, 2012, 2011 and 2010, respectively.
IMPAIRMENT OF LONG-LIVED ASSETS: Pipeline and gathering system assets and other long-lived assets used in operations are periodically assessed to determine if circumstances indicate that the carrying amount of an asset may not be recoverable. An impairment loss is recognized only if the carrying amount of a long-lived asset is not recoverable from its undiscounted cash flows. An impairment loss is the difference between the carrying amount and fair value of the asset. The Company had no such impairment losses for the years ended December 31, 2012, 2011 and 2010.
ASSETS HELD FOR SALE: Assets held for sale are carried on the balance sheet at their carrying value or fair value less cost to sell, whichever is less. Subsequent increases in fair value less cost to sell will be recognized as a gain, but not in excess of the cumulative loss previously recognized. In April 2012, the Company sold a compressor, which was included in assets held for sale as of December 31, 2011, for $1.5 million and a gain of $0.1 million was recognized on that sale. The remaining assets held for sale of $0.4 million as of December 31, 2012 consist of valves and pipe, which the Company is actively marketing.
DEBT ISSUE COSTS: The Company amortizes debt issue costs related to its 5.00% Convertible Senior Notes, 4.50% Convertible Senior Notes, 11.375% Senior Notes, and Senior Secured Notes as interest expense over the scheduled maturity period of the debt. Unamortized debt issue costs were approximately $10.9 million and $10.1 million as of December 31, 2012 and 2011, respectively.
REVENUE DISTRIBUTIONS PAYABLE: For certain oil and natural gas properties, the Company receives production proceeds from the purchaser and further distributes such amounts to other revenue and royalty owners. Production proceeds applicable to other revenue and royalty owners are reflected as revenue distributions payable in the accompanying balance sheets. We recognize revenue for only our net interest in oil and natural gas properties.
DEFERRED INCOME TAXES: Deferred income taxes are provided for significant carryforwards and temporary differences between the tax basis of an asset or liability and its reported amount in the financial statements that will result in taxable or deductible amounts in future years. Deferred income tax assets or liabilities are determined by applying the presently enacted tax rates and laws. The Company records a valuation allowance for the amount of net deferred tax assets when, in management’s opinion, it is more likely than not that such assets will not be realized.
The Company recognizes the financial statement effects of tax positions when it is more likely than not, based on the technical merits, that the position will be sustained upon examination by a taxing authority. Recognized tax positions are initially and subsequently measured as the largest amount of tax benefit that is more likely than not of being realized upon ultimate settlement with a taxing authority. Liabilities for unrecognized tax benefits related to such tax positions are included in other long-term liabilities unless the tax position is expected to be settled within the upcoming year, in which case the liabilities are included in accrued expenses and other current liabilities. As of December 31, 2012 and 2011, the Company had no such liabilities.
REVENUE RECOGNITION: Natural gas and crude oil revenues are recognized when sold to a purchaser at a fixed or determinable price, when delivery has occurred and title has transferred, and if collectability of the revenue is probable. Delivery occurs and title is transferred when production has been delivered to a purchaser’s pipeline or truck. As a result of the numerous requirements necessary to gather information from purchasers or various measurement locations, calculate volumes produced, perform field and wellhead allocations and distribute and disburse funds to various working interest partners and royalty owners, the collection of revenues from oil and gas production may take up to 60 days following the month of production. Therefore, the Company makes accruals for revenues and accounts receivable based on estimates of its share of production, particularly from properties that are operated by others. Since the settlement process may take 30 to 60 days following the month of actual production, the Company’s financial results include estimates of production and revenues for the related time period. The Company records any differences, which are not expected to be significant, between the actual amounts ultimately received and the original estimates in the period they become finalized.
As a result of the sale of certain CVS properties in the fourth quarter 2012, the Company began recognizing revenue from the gathering and transportation of the natural gas produced from the third party in which those assets were sold. The revenue was eliminated in consolidation for the years ended December 31, 2011 and 2010. The Company recognizes the revenue in the period when the natural gas is delivered.
NATURAL GAS BALANCING: During the course of normal operations, the Company and other joint interest owners of natural gas reservoirs will take more or less than their respective ownership share of the natural gas volumes produced. These volumetric imbalances are monitored over the lives of the wells’ production capability. If an imbalance exists at the time the wells’ reserves are depleted, cash settlements are made among the joint interest owners under a variety of arrangements. The Company follows the sales method of accounting for gas imbalances. A liability is recorded when the Company’s natural gas volumes exceed its estimated remaining recoverable reserves. No receivables are recorded for those wells where the Company has taken less than its ownership share of gas production. There are no significant imbalances as of December 31, 2012 and 2011.
PRODUCTION AND SEVERANCE TAXES: Production taxes are set by state and local governments and vary as to the tax rate and the value to which that rate is applied. In Texas, where substantially all of our production is derived, severance taxes are levied as a percent of revenue received. The rate in Texas is complicated by certain severance tax exemptions or rate deductions on high cost wells. Certain wells, including all of our H/B wells, qualify for full severance tax relief for a period of ten years or recovery of 50% of the cost of drilling and completions, whichever is less. As a result, refunds for severance tax paid to the State of Texas on wells that qualify for reimbursement are recognized as accounts receivable and offset severance tax expense for the amount refundable (net of filing fees paid to a third party). Production and severance taxes for the years ended December 31, 2012, 2011 and 2010 reflect tax refunds received and accrued of $5.4 million, $3.5 million and $3.1 million, respectively.
DERIVATIVE INSTRUMENTS: The Company uses derivative financial instruments to manage its exposure to lower oil and natural gas prices. Derivative instruments are measured at fair value and recognized as assets or liabilities in the consolidated balance sheets. Upon entering into a derivative contract, the derivative may be designated as a cash flow hedge. The relationship between the derivative instrument designated as a hedge and the hedged items is documented, as well as our objective for risk management and strategy for use of the hedging instrument to manage the risk. Derivative instruments designated as cash flow hedges are linked to specific forecasted transactions. At inception, and on an ongoing basis, a derivative instrument used as a hedge is assessed as to whether it is highly effective in offsetting changes in the cash flows of the hedged item. A derivative that is not a highly effective hedge does not qualify for hedge accounting.
Changes in fair value of a qualifying cash flow hedge are recorded in accumulated other comprehensive income, until earnings are affected by the cash flows of the hedged item. When the cash flow of the hedged item is recognized in the statement of operations, the fair value of the associated cash flow hedge is reclassified from accumulated other comprehensive income into earnings as a component of oil and gas sales. Ineffective portions of a cash flow hedge are recognized currently in earnings as a component of oil and gas sales. The changes in fair value of derivative instruments not qualifying or not designated as hedges for accounting purposes are reported currently in the consolidated statement of operations as gains (losses) on derivatives, a component of non-operating income (expense). For the year ended December 31, 2012, the Company did not designate it's derivatives as hedges for accounting purposes and the changes in the fair value of the oil and gas derivatives were recorded in the statements of operations for that period. For the year ended December 31, 2011, the changes in the fair value of the derivative instruments were realized upon the monetization of the Company's hedge portfolio in December 2011. For the years ended December 31, 2010, the changes in the fair value of the derivative instruments were unrealized. If a derivative instrument that had been designated as a qualifying hedge for accounting purposes at its inception no longer qualifies as a cash flow hedge, hedge accounting is discontinued and the gain or loss that was recorded in accumulated other comprehensive income is recognized over the period anticipated in the original hedge transaction.
FAIR VALUE. Fair value is defined as the price that would be received to sell an asset or price paid to transfer a liability in an orderly transaction between market participants at the measurement date. Inputs used in determining fair value are characterized according to a hierarchy that prioritizes those inputs based upon the degree to which they are observable. The three levels of the fair-value-measurement hierarchy are as follows:
Level 1—inputs represent quoted prices in active markets for identical assets or liabilities (for example, exchange-traded commodity derivatives).

Level 2—inputs other than quoted prices included within Level 1 that are observable for the asset or liability, either directly or indirectly (for example, quoted market prices for similar assets or liabilities in active markets or quoted market prices for identical assets or liabilities in markets not considered to be active, inputs other than quoted prices that are observable for the asset or liability, or market-corroborated inputs).
Level 3—inputs that are not observable from objective sources, such as the Company’s internally developed assumptions used in pricing an asset or liability.
In determining fair value, the Company utilizes observable market data when available, or models that incorporate observable market data. In addition to market information, the Company incorporates transaction-specific details that, in management’s judgment, market participants would take into account in measuring fair value. In arriving at fair-value estimates, the Company utilizes the most observable inputs available for the valuation technique employed. If a fair-value measurement reflects inputs at multiple levels within the hierarchy, the fair-value measurement is characterized based upon the lowest level of input that is significant to the fair-value measurement. Recurring fair-value measurements are performed for derivatives instruments. The carrying amount of cash and cash equivalents, accounts receivable and accounts payable reported on the balance sheet approximates fair value.
ASSET RETIREMENT OBLIGATIONS: The Company’s asset retirement obligations relate to estimated future plugging and abandonment expenses on its oil and gas properties and related facilities disposal. These obligations to abandon and restore properties are based upon estimated future costs that may change based upon future inflation rates and changes in statutory remediation rules. The Company records the fair value of a liability for an asset retirement obligation in the period in which it is incurred and a corresponding increase in the carrying amount of oil and gas properties.
ENVIRONMENTAL LIABILITIES: Environmental expenditures that relate to an existing condition caused by past operation and that do not contribute to current or future revenue generation are expensed. Liabilities are accrued when environmental assessments and/or clean-ups are probable, and the costs can be reasonably estimated. As of December 31, 2012 and 2011, the Company has not accrued for or been fined or cited for any environmental violations that would have a material adverse effect upon the financial position, operating results or the cash flows of the Company.
BASIC EARNINGS PER SHARE AND DILUTED EARNINGS PER SHARE: Basic net income per common share is computed by dividing the net income (loss) applicable to common stock by the weighted average number of shares of common stock outstanding during the period. Diluted net income per common share is calculated in the same manner, but also considers the impact to net income and common shares for the potential dilution from our convertible notes, outstanding stock options and non-vested restricted stock awards. Because the Company was in a loss position for the years ended December 31, 2012, 2011 and 2010, the instruments mentioned above would decrease diluted loss per share, which would result in anti-dilutive instruments. Therefore, there were no dilutive shares for the years ended December 31, 2012, 2011 and 2010.
The basic and diluted weighted average shares shares outstanding for the years ended December 31, 2012, 2011 and 2010, were 72,219,327, 53,071,200 and 28,206,506, respectively.

Common shares outstanding loaned in connection with the 5.00% Convertible Senior Notes issued in February 2008 were 2,364,375 as of December 31, 2012 and 2011 and 2,640,000 as of December 31, 2010, which were not included in the computation of earnings per common share.
STOCK BASED COMPENSATION: The Company recognizes compensation expense for all stock-based payment awards made to employees, contractors and non-employee directors. Stock-based compensation expense is measured at the grant date based on the fair value of the award and is recognized as expense over the requisite service period, which is generally the vesting period. For stock options, the Company uses the Black-Scholes option-pricing model to determine the option fair value, which requires the input of highly subjective assumptions, including the expected volatility of the underlying stock, the expected term of the award, the risk-free interest rate and expected future divided payments. Expected volatilities are based on our historical volatility. The expected life of an award is estimated using historical exercise behavior data and estimated future behavior. The risk-free interest rate is based on the U.S. Treasury yields in effect at the time of grant and extrapolated to approximate the expected life of the award. The Company does not expect to declare or pay dividends in the foreseeable future.
COMMITMENTS AND CONTINGENCIES: Liabilities for loss contingencies arising from claims, assessments, litigation, or other sources are recorded when it is probable that a liability has been incurred and the amount can be reasonably estimated.
RECENTLY ISSUED ACCOUNTING PRONOUNCEMENTS: In December 2011, the FASB issued ASU 2011-11, Disclosures about Offsetting Assets and Liabilities. This guidance requires entities to disclose both gross and net information about both instruments and transactions eligible for offset in the statement of financial position and instruments and transactions subject to an agreement similar to a master netting arrangement. In January 2013, the FASB issued ASU 2013-01, Clarifying the Scope of Disclosures about Offsetting Assets and Liabilities, which clarified that the scope of ASU 2011-11 applies derivatives, repurchase agreements, reverse purchase agreements and securities borrowing and securities lending transactions that are either offset in accordance with specific criteria contained in the Codification or subject to a master netting arrangement or similar agreement. The guidance is effective for annual periods beginning on or after January 1, 2013. Early adoption is not permitted, but this guidance shall be applied retrospectively for any period presented that begins before the date of initial application. The adoption of this guidance will not have an impact on the financial position or results of operations of the Company.

NOTE B—SHARE LENDING ARRANGEMENTS AND ADOPTION OF ASU 2009-15
In February 2008, in connection with the offer and sale of the 5.00% convertible notes, we entered into a share lending agreement (the “Share Lending Agreement”) with an affiliate of Jefferies & Company, Inc. (the “Share Borrower”) and Jefferies & Company, Inc., as collateral agent for GMX. Under this agreement, we may loan to the Share Borrower up to the maximum number of shares of our common stock underlying the 5.00% convertible notes during a specified loan availability period. This maximum number of shares was initially 3,846,150 shares. We will receive a loan fee of $0.001 per share for each share of our common stock that we loan to the Share Borrower, payable at the time such shares are borrowed. The Share Borrower may borrow and re-borrow up to the maximum number of shares of our common stock during the loan availability period.
The Share Borrower’s obligations under the Share Lending Agreement are unconditionally guaranteed by Jefferies Group, Inc., the ultimate parent company of the Share Borrower and Jefferies & Company, Inc. (the “guarantor”). If the guarantor receives a rating downgrade for its long term unsecured and unsubordinated debt below a specified level by both Standard & Poor’s Ratings Services and Moody’s Investors Service, Inc. (or any substitute rating agency mutually agreed upon by the Company and the Share Borrower), or by either of such rating agencies in certain circumstances, the Share Borrower has agreed to post and maintain with Jefferies & Company, Inc., acting as collateral agent for the Company, collateral in the form of cash, government securities, certificates of deposit, high-grade commercial paper of U.S. issuers, letters of credit or money market shares with a market value at least equal to 100% of the market value of the shares of our common stock borrowed by the Share Borrower as security for the Share Borrower’s obligation to return the borrowed shares to the Company pursuant to the Share Lending Agreement.
The loan availability period under the Share Lending Agreement commenced on the date of the Share Lending Agreement and will continue until the date that any of the following occurs:

•
the Company notifies the Share Borrower in writing of our intention to terminate the Share Lending Agreement at any time after the entire principal amount of the 5.00% convertible notes ceases to be outstanding as a result of conversion, repurchase, at maturity or otherwise;

•	the Company and the Share Borrower agree to terminate the Share Lending Agreement;

•
the Company elects to terminate all of the outstanding loans upon a default by the Share Borrower under the Share Lending Agreement or by the guarantor under its guarantee, including a breach by the Share Borrower of any of its obligations or a breach in any material respect of any of the representations or covenants under the Share Lending Agreement or a breach by the guarantor of the guarantee, or the bankruptcy of the Share Borrower or the guarantor; or

•	the Share Borrower elects to terminate all outstanding loans upon the bankruptcy of the Company.
Any shares the Company loans to the Share Borrower will be issued and outstanding for corporate law purposes, however, the borrowed shares will not be considered outstanding for the purpose of computing and reporting earnings per share. The holders of the borrowed shares will have all of the rights of a holder of a share of our outstanding common stock, including the right to vote the shares on all matters submitted to a vote of the Company’s shareholders and the right to receive any dividends or other distributions that we may pay or make on our outstanding shares of common stock. However, under the Share Lending Agreement, the Share Borrower has agreed:

•	not to vote any shares of the Company’s common stock it has borrowed to the extent it owns such borrowed shares; and

•	to pay to the Company an amount equal to any cash dividends that are paid on the borrowed shares.
On January 1, 2010, the Company adopted, retrospectively, ASU 2009-15, Accounting for Own-Share Lending Arrangements in Contemplation of Convertible Debt Issuance or Other Financing, which changed the accounting treatment of the Company’s share lending arrangements. Under ASU 2009-15, the Company must recognize the value of share lending arrangements as issuance cost at inception.

As of December 31, 2012 and 2011, 2,364,375 shares of our common stock were subject to outstanding loans to the Share Borrower with a fair value of $1.2 million and $3.0 million, respectively. As of December 31, 2010 2,640,000 shares of our common stock were subject to outstanding loans to the Share Borrower with a fair value of $14.6 million. As of December 31, 2012 and 2011, respectively, the unamortized amount of issuance costs associated with the share lending agreement was $0.1 million and $1.0 million. The Company recognized $0.9 million, $0.8 million and $0.7 million in interest expense relating to the amortization of the Share Lending Agreement for the years ended December 31, 2012, 2011 and 2010, respectively.

NOTE C—NONCONTROLLING INTEREST
On November 1, 2009, GMX and its wholly owned subsidiary, Endeavor Pipeline, transferred mid-stream gas gathering, compression and related equipment to a newly formed Endeavor Gathering and sold a 40% membership interest in Endeavor Gathering to KME for $36.0 million. Endeavor Gathering provides firm capacity gathering services to the Company in our Cotton Valley Sands and Haynesville/Bossier Shale horizontal developments in East Texas, and will also provide funding of future gathering infrastructure needs to support the Company’s production growth. The results of operations and financial position of Endeavor Gathering are included in the consolidated financial statements of GMX. The portion of Endeavor Gathering’s results of operations not attributable to GMX are recorded as noncontrolling interests.
Distributions to the members will be made on a monthly basis to the members and allocated 80% and 20% to the noncontrolling interest and to GMX, respectively until the noncontrolling interest member has received $36.0 million. Subsequently, distributions will be allocated 40% and 60% to the noncontrolling interest member and GMX, respectively.

NOTE D—PROPERTY AND EQUIPMENT AND ASSETS HELD FOR SALE
Major classes of property and equipment included the following at December 31:

	December 31,
	2012	2011
	(in thousands)
Pipeline and related facilities	$58,247	$58,189
Drill pipe	1,100	—
Machinery and equipment	5,526	5,622
Buildings and leasehold improvement	8,758	8,838
Office equipment	6,065	5,790
	79,696	78,439
Less accumulated depreciation and amortization	(20,222)	(14,847)
	59,474	63,592
Land	2,266	2,266
	$61,740	$65,858

In late 2010, the Company finalized a plan to dispose of three drilling rigs, four compressors, pipe and valves by sale. The majority of these assets were disposed of throughout 2011 and 2012. The remaining assets held for sale as of December 31, 2012 consists primarily of pipes and valves that the Company continues to market for sell. These remaining assets will either be disposed of individually or as part of a disposal group, depending on the purchaser’s interest. The accounting for these assets at the plan date was in accordance with ASC 360-10, Property, Plant and Equipment. Under this guidance, the assets are carried on the balance sheet at their carrying value or fair value less cost to sell, whichever is less. Subsequent increases in fair value less cost to sell will be recognized as a gain, but not in excess of the cumulative loss previously recognized. In determining fair value for the drilling rigs, management used third party appraisals. For all other assets, management performed internal estimates of the value of the assets based on verbal bids gathered through their marketing efforts and other marketing information. Management also performed internal estimates on the cost to sell the assets, which primarily consisted of commissions to sell the assets, and were estimated based on past experience selling similar assets and verbal bids. As a result increases and decreases in fair value on the assets held for sale and changes in selling cost estimates, a $0.1 million gain was recorded for the year ended December 31, 2012 and an impairment loss was recorded for the year ended December 31, 2011 and 2010 on the assets held for sale in the amount of $9.3 million and $10.9 million, respectively, which was included in the Impairment of Oil and Natural Gas Properties and Assets Held for Sale in the Statements of Operations.

NOTE E—DERIVATIVE ACTIVITIES

The Company is subject to price fluctuations for natural gas and crude oil. Prices received for natural gas and crude oil sold on the spot market are volatile due to factors beyond the Company’s control. Reductions in crude oil and natural gas prices could have a material adverse effect on the Company’s financial position, results of operations, capital expenditures and quantities of reserves recoverable on an economic basis. Any reduction in reserves, including reductions due to lower prices can adversely affect the Company’s liquidity and ability to obtain capital for acquisition and development activities.
To mitigate a portion of its exposure to fluctuations in commodity prices, the Company enters into financial price risk management activities with respect to a portion of projected crude oil and natural gas production through financial price swaps, collars, and put spreads (collectively “derivatives”). Additionally, the Company uses basis protection swaps to reduce basis risk. Basis is the difference between the physical commodity being hedged and the price of the futures contract used for hedging. Basis risk is the risk that an adverse change in the futures market will not be completely offset by an equal and opposite change in the cash price of the commodity being hedged. Basis risk exists in natural gas due to the geographic price differentials between a given cash market location and the futures contract delivery locations. Settlement or expiration of the hedges is designed to coincide as closely as possible with the physical sale of the commodity being hedged—daily for oil and monthly for natural gas—to obtain reasonable assurance that a gain in the cash sale will offset the loss on the hedge and vice versa.
The Company’s derivative financial instruments potentially consist of price swaps, collars, put spreads and basis swaps. A description of these types of instruments is provided below:

Fixed price swaps
The Company receives a fixed price and pays a variable price to the contract counterparty. The fixed-price payment and the floating price payment are netted, resulting in a net amount due to or from the counterparty.

Costless collars
The instrument contains a fixed floor price (long put option) and ceiling price (short call option), where the purchase price of the put option equals the sales price of the call option. At settlement, if the market price exceeds the ceiling price, the Company pays the difference between the market price and the ceiling price. If the market price is less than the fixed floor price, the Company receives the difference between the fixed floor price and the market price. If the market price is between the ceiling and the fixed floor price, no payments are due from either party.

Three-way collars
A three-way collar contract consists of a standard collar contract plus a put sold by the Company with a price below the floor price of the collar. This additional put requires us to make a payment to the counterparty if the settlement price for any settlement period is below the put price. Combining the collar contract with the additional put results in the Company being entitled to a net payment equal to the difference between the floor price of the standard collar and the additional put price if the settlement price is equal to or less than the additional put price. If the settlement price is greater than the additional put price, the result is the same as it would have been with a standard collar contract only. Therefore, if market prices are below the additional put option, the Company would be entitled to receive the market price plus the difference between the additional put option and the floor. This strategy enables the Company to increase the floor and the ceiling price of the collar beyond the range of a traditional costless collar while defraying the associated cost with the sale of the additional put.

Put spreads
A put spread is the same as a three-way collar without the ceiling price (short call option). Therefore, if market prices are below the additional put option, the Company would be entitled to receive the market price plus the difference between the additional put option and the floor.

Basis swaps
Natural gas basis protection swaps are arrangements that guarantee a price differential between NYMEX natural gas futures and Houston Ship Channel or Mainline (Columbia Gulf), which is a close proximity for the Company’s primary market hubs. The Company receives a payment from the counterparty if the price differential is less than the stated terms of the contract and pays the counterparty if the price differential is greater than the stated terms of the contract.

The Company utilizes counterparties that the Company believes are credit-worthy entities at the time the transactions are entered into. The Company closely monitors the credit ratings of these counterparties. Additionally, the Company performs both quantitative and qualitative assessments of these counterparties based on their credit ratings and credit default swap rates where applicable. However, the recent events in the financial markets demonstrate there can be no assurance that a counterparty financial institution will be able to meet its obligations to the Company.
None of the Company’s derivative instruments contain credit-risk-related contingent features. Additionally, the Company has not incurred any credit-related losses associated with derivative activities and believes that its counterparties will continue to be able to meet their obligations under these transactions.

ASC 815, Derivatives and Hedging requires all derivative instruments to be recognized at fair value in the balance sheet. Fair value is generally determined based on the difference between the fixed contract price and the underlying estimated market price at the determination date. Derivative instruments with the same counterparty are presented on a net basis where the legal right of offset exists.
In December 2011, the Company settled its entire hedge portfolio and received $18.5 million, net of the $0.2 million paid to settle the oil hedges and $8.5 million paid on the deferred hedge premiums. In addition, $0.2 million in deferred costs related to unamortized accretion were recorded to expense. Under ASC 815-30-40, the Company is required to recognize the balance of the cumulative gain, recorded in accumulated other comprehensive income in the previous periods, over the life of the remaining contractual life of the original hedged transaction. For the year ended December 31, 2012, the Company recognized $11.0 million of the accumulated amount in other comprehensive income into earnings, net of taxes of $5.7 million. As of December 31, 2012, the balance of the Company's cumulative gain recorded in accumulated other comprehensive income was $3.0 million, net of taxes of $1.5 million, which will be recognized into earnings through December 31, 2013.
The following is a summary of the asset and liability fair values of the Company’s derivative contracts:

		Asset Fair Value		Liability Fair Value		Net Derivative Fair Value
	Balance Sheet Location	December 31, 2012	December 31, 2011	December 31, 2012	December 31, 2011	December 31, 2012	December 31, 2011
		(in thousands)		(in thousands)		(in thousands)
Derivatives not designated as Hedging Instruments under ASC 815
Natural gas	Current derivative liability	$2,060	$—	$2,123	$—	$(63)	$—
Natural gas basis	Current derivative liability	—	—	146	—	(146)	—
Crude oil	Current derivative asset	1,145	—	195	—	950	—
Natural gas	Other liabilities - non-current	—	—	43	—	(43)	—
Natural gas basis	Other liabilities - non-current	—	—	55	—	(55)	—
Crude oil	Derivative instruments - non-current assets	1,266	—	633	—	633	—
		$4,471	$—	$3,195	$—	$1,276	$—

The following table summarizes the outstanding natural gas and crude oil derivative contracts the Company had in place as of December 31, 2012.

Effective Date	Maturity Date	Notional Amount Per Month	Remaining Notional Amount as of December 31, 2012	Additional Put Options	Floor	Ceiling	Designation under ASC 815
Natural Gas (MMBtu):
1/1/2013	12/31/2013	222,334	2,668,010	$2.85	$3.50	$4.00	Not designated
1/1/2013	12/31/2013	16,599	199,188	$3.00	$3.68	$3.68	Not designated
Crude Oil (Bbls):
1/1/2013	12/31/2013	3,548	42,579	$65.50	$106.40	$—	Not designated
1/1/2013	12/31/2013	3,194	38,325	$70.00	$90.00	$—	Not designated
1/1/2013	12/31/2013	2,221	26,654	$—	$100.00	$—	Not designated
1/1/2013	12/31/2013	2,769	33,226	$—	$88.90	$88.90	Not designated
1/1/2013	12/31/2013	9,151	109,814	$—	$—	$110.00	Not designated
1/1/2014	12/31/2014	2,961	35,528	$80.00	$100.00	$114.10	Not designated
1/1/2014	12/31/2014	1,658	19,893	$75.00	$95.00	$—	Not designated
1/1/2014	12/31/2014	3,042	36,500	$70.00	$90.00	$—	Not designated
1/1/2014	12/31/2014	1,158	13,898	$—	$89.30	$89.30	Not designated

All of the above natural gas contracts are settled against NYMEX, and all oil contracts are settled against NYMEX Light Sweet Crude. The NYMEX and NYMEX Light Sweet Crude have historically had a high degree of correlation with the actual prices received by the Company. In connection with our natural gas swaps, we also entered into a Basis Swap in which we locked in a natural gas price at the Houston Ship Channel at a $0.08/MMbtu discount to NYMEX.
Effects of derivative instruments on the Consolidated Statement of Operations
For derivative instruments that are designated and qualify as a cash flow hedge, the effective portion of the gain or loss on the derivative is reported as a component of other comprehensive income ("OCI") and reclassified into earnings in the same period or periods during which the hedged transaction affects earnings. Gains and losses on the derivative representing either hedge ineffectiveness or hedge components excluded from the assessment of effectiveness are recognized in current earnings.
There were no oil or gas derivatives classified as hedges for the year ended December 31, 2012. The following is a summary of the results of the derivative contacts on other comprehensive income and the consolidated statements of operations.

Description		Natural Gas Derivatives Qualifying as Hedges
		For the Year Ended December 31,
	Location of Amounts	2012	2011	2010
		(in thousands)
Amount of Gain (Loss) Recognized in OCI on Derivative (Effective Portion)	OCI	—	16,924	33,858
Amount of Gain Reclassified from Accumulated OCI into Income (Effective Portion)	Oil and Gas Sales	16,710	18,740	23,585
Amount of Gain (Loss) Recognized in Income on Derivative (Ineffective Portion and Amount Excluded from Effectiveness Testing)	Oil and Gas Sales	—	114	(1,280)

For derivative instruments that do not qualify as hedges pursuant to ASC 815, changes in the fair value of these derivatives that occur prior to their maturity (i.e., temporary fluctuations in value) are recognized in current earnings. A summary of the effect of the derivatives not qualifying for hedges is as follows:

	Location of Gain (Loss) Recognized in Income on Derivative	Amount of Gain (Loss) Recognized in Income on Derivative
		For the Year Ended December 31,
		2012	2011	2010
Realized
Natural gas	Oil and Gas Sales	$(1,018)	$—	$(23)
Crude Oil	Oil and Gas Sales	1,003	(44)	—
		$(15)	$(44)	$(23)
Realized
Natural gas	Gain (loss) on derivatives	—	3,599	—
Crude Oil	Gain (loss) on derivatives	—	13	—
Unrealized
Natural gas	Gain (loss) on derivatives	(308)	—	(221)
Crude Oil	Gain (loss) on derivatives	1,044	—	99
		$736	$3,612	$(122)

The valuation of our derivative instruments are based on industry standard models that primarily rely on market observable inputs. Substantially all of the assumptions for industry standard models are observable in active markets throughout the full term of the instrument. The Company categorizes these measurements as Level 2. The following table sets forth by level within the fair value hierarchy our derivative instruments, which are our only financial assets and liabilities that were accounted for at fair value on a recurring basis, as of December 31, 2012 and 2011:

	As of December 31, 2012:			As of December 31, 2011:
	Quoted Prices in Active Markets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)	Quoted Prices in Active Markets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
	(in thousands)
Financial assets:
Natural gas derivative instruments	$—	$(308)	$—	$—	$—	$—
Crude oil derivative instruments	$—	$1,584	$—	$—	$—	$—

NOTE F—LONG-TERM DEBT
The table below presents the carrying amounts and approximate fair values of our debt obligations. The approximate fair values of our convertible debt securities are determined based on market quotes from independent third party brokers as they are actively traded in an established market.

	December 31,
	2012		2011
	Carrying Amount	Fair Value	Carrying Amount	Fair Value
	(in thousands)
5.00% Convertible Senior Notes due February 2013	16,790	15,951	70,757	46,560
4.50% Convertible Senior Notes due May 2015	44,762	22,381	77,457	41,400
Senior Secured Notes due December 2017	287,639	282,566	275,411	283,475
Senior Secured Notes Series B due December 2017	21,379	28,800	—	—
Senior Secured Second-Priority Notes due March 2018	51,458	33,723	—	—
11.375% Senior Notes due February 2019	1,917	1,246	1,912	1,300
Joint venture financing(1)	1,250	1,224	1,294	1,294
Total	$425,195	$385,891	$426,831	$374,029
______________________

(1)	Non-recourse, no interest rate
Maturities of Long-Term Debt
Maturities of long-term debt as of December 31, 2012 are as follows:

Year	Amount
(in thousands)
2013	$16,851
2014	51
2015	48,340
2016	37
2017	324,373
Thereafter	54,487
$444,139

5.00% Convertible Senior Notes due 2013
In February 2008, the Company completed a $125 million private placement of 5.00% convertible senior notes due 2013 (“5.00% Convertible Notes”). In connection with such offering, we agreed to loan up to 3,846,150 shares of our common stock to an affiliate of Jefferies & Company, Inc. to facilitate hedging transactions by purchasers of the notes.
As of December 31, 2012 and 2011, the net carrying amount was as follows (amounts in the thousands):

	2012	2011
Principal amount	16,825	72,750
Unamortized debt discount	(35)	(1,993)
Carrying amount	16,790	70,757
The debt discount is amortized as additional non-cash interest expense over the expected term of the 5.00% Convertible Notes through February 2013. As of December 31, 2012 and 2011, unamortized debt issue costs were approximately $11,000 and $0.6 million, respectively.
As of December 31, 2012, the balance of the 5.00% Convertible Notes was classified as a current liability due to the maturity date of February 1, 2013.

The principal amount of the 5.00% Convertible Notes decreased by $55.9 million from December 31, 2011 to December 31, 2012 as a result of the following transactions during 2012:

•
The Company entered into separate exchange agreements with various holders of our 5.00% Convertible Notes. Pursuant to these agreements, as consideration for the surrender by the holders of $20.8 million aggregate principal amount of the 5.00% Convertible Notes, we issued to the holders an aggregate of 11,271,510 shares of our common stock. As a result, the Company has recorded a net gain of approximately $3.8 million, including a loss of approximately $15.4 million for the early conversion offer and a gain of approximately $19.2 million for the cancellation of indebtedness of such 5.00% Convertible Notes.

•
In September 2012, the Company completed an exchange of $24.9 million of the 5.00% Convertible Notes for $24.9 million of newly issued Senior Secured Second-Priority Notes and 7,176,384 shares of our common stock. The exchange transaction was accounted for as an extinguishment of debt under FASB Accounting Standards Codification 470-50. As a result of the transaction, the Company recorded a loss of $5.8 million.

•
In December 2012, the Company purchased from two holders of its 5.00% Convertible Notes an aggregate principal amount of $10.3 million of the Notes at a price equal to the aggregate principal amount of the Notes plus accrued and unpaid interest through December 27, 2012.

The 5.00% Convertible Notes bear interest at a rate of 5.00% per year, payable semiannually in arrears on February 1 and August 1 of each year, which began August 1, 2008. As a result of the amortization of the debt discount through non-cash interest expense, the effective interest rate on the 5.00% Convertible Notes is 7.63% per annum. The amount of the cash interest expense recognized with respect to the 5.00% contractual interest coupon for the years ended December 31, 2012 and 2011 was 2.5 million and 4.2 million, respectively. The amount of non-cash interest expense for the years ended December 31, 2012 and 2011 related to the amortization of the debt discount and amortization of the transaction costs was 1.6 million and 2.6 million, respectively. As of December 31, 2012, the unamortized discount is expected to be amortized into earnings over 0.1 years. The carrying value of the equity component of the 5.00% Convertible Notes was $9.2 million as of December 31, 2012.
On February 1, 2013, the 5.00% Convertible Notes matured and were retired.
4.50% Convertible Senior Notes due 2015
In October 2009, the Company completed a $86.3 million private placement of 4.50% convertible senior notes due 2015 (“4.50% Convertible Notes”). The Company recorded a debt discount of $13.4 million, which represented the fair value of the equity conversion feature, and recorded a corresponding increase in APIC, net of deferred taxes. In addition, the transaction costs incurred directly related to the issuance of the 4.50% Convertible Notes were allocated proportionately to the equity conversion feature and recorded as APIC. The equity component is not subsequently re-valued as long as it continues to qualify for equity treatment. As of December 31, 2012 and 2011, the net carrying amount was as follows (amounts in thousands):

	2012	2011
Principal amount	$48,296	$86,250
Unamortized debt discount	(3,534)	(8,793)
Carrying amount	$44,762	$77,457
As of December 31, 2012 and 2011, unamortized debt issue costs were approximately $1.0 million and $2.4 million, respectively.

The 4.50% Convertible Notes bear interest at a rate of 4.50% per year, payable semiannually in arrears on November 1 and May 1 of each year, beginning May 1, 2010. As a result of the amortization of the debt discount through non-cash interest expense, the effective interest rate on the 4.50% Convertible Notes is 8.10% per annum. The amount of the cash interest expense recognized with respect to the 4.50% contractual interest coupon for the years ended December 31, 2012, 2011 and 2010 was $3.4 million, $3.9 million, and $3.9 million, respectively. The amount of non-cash interest expense for the year ended December 31, 2012, 2011 and 2010 related to the amortization of the debt discount and amortization of the transaction costs was $2.6 million, $2.8 million and $2.5 million, respectively. As of December 31, 2012, the unamortized discount is expected to be amortized into earnings over 2.3 years. The carrying value of the equity component of the 4.50% Convertible Notes was $13.4 million as of December 31, 2012.

On September 19, 2012, the Company completed an exchange of $38.0 million of the 4.50% Convertible Notes for $26.5 million of newly issued Senior Secured Second-Priority Notes. The holders of the 4.50% Convertible Notes who participated in the exchange received $700 of Senior Secured Second-Priority Notes for every $1,000 of 4.50% Convertible Notes exchanged. The exchange transaction was accounted for as an extinguishment of debt under FASB Accounting Standards Codification 470-50. As a result of the transaction, the Company recorded a gain of $7.3 million.
The 4.50% Convertible Notes mature on May 1, 2015, unless earlier converted or repurchased by us. Holders may convert their notes prior to the close of business on the business day immediately preceding February 1, 2015, only under the following circumstances:

•
during any fiscal quarter commencing after January 1, 2010, if the last reported sale price of our common stock for at least 20 trading days during a period of 30 consecutive trading days ending on the last trading day of the preceding fiscal quarter is greater than or equal to 130% of the applicable conversion price on each such trading day;

•
during the five business-day period after any five consecutive trading-day period in which the trading price per $1,000 principal amount of 4.50% Convertible Notes for each day of such five consecutive trading-day period was less than 98% of the product of the last reported sale price of our common stock and the applicable conversion rate on each such day;

•
upon the occurrence of a corporate event pursuant to which: (1) we issue rights to all or substantially all of the holders of our common stock entitling them to purchase, for a period of not more than 60 calendar days after the announcement date of such issuance to subscribe for or purchase, shares of our common stock at a price per share less than the average of the last reported sale prices of our common stock for the 10 consecutive trading day period ending on the trading day immediately preceding the date of announcement of such issuance; (2) we distribute to all or substantially all of the holders of our common stock our assets, debt securities or rights to purchase our securities, if the distribution has a per share value in excess of 10% of the last reported sale price for our common stock on the trading day immediately preceding the date of announcement of such distribution; or (3) we are a party to a consolidation, merger, binding share exchange, or transfer or lease of all or substantially all of our assets, pursuant to which our common stock would be converted into cash, securities or other assets;

•
if: (1) a “person” or “group” within the meaning of Section 13(d) of the Exchange Act acquires more than 50% of our outstanding voting stock, (2) we consummate a recapitalization, reclassification or change of our common stock as a result of which our common stock would be converted into or exchanged for stock, other securities, other property or assets, less than 90% of which received by our common shareholders consists of publicly traded securities, (3) we consummate a share exchange, consolidation or merger pursuant to which our common stock will be converted into cash, securities or other property, (4) we consummate any sale, lease or other transfer in one transaction or a series of transactions of all or substantially all of our and our subsidiaries’ consolidated assets to any person other than one of our subsidiaries, (5) continuing directors cease to constitute at least a majority of our board of directors, (6) our shareholders approve any plan or proposal for our liquidation or dissolution, or (7) our common stock ceases to be listed on any of The New York Stock Exchange, The NASDAQ Global Select Market or The NASDAQ Global Market; or

•
if we call the 4.50% Convertible Notes for redemption, at any time prior to the close of business on the business day prior to the redemption date (any of the events described in the fourth and fifth bullets above, a “make-whole fundamental change”).

On and after February 1, 2015 until the close of business on the business day immediately preceding the maturity date, holders may convert their 4.50% Convertible Notes, in multiples of $1,000 principal amount, at the option of the holder regardless of the foregoing circumstances.
Upon conversion, we will satisfy our conversion obligation by paying or delivering cash, shares of our common stock or a combination of cash and shares of our common stock, at our election. The current adjusted conversion rate is 4.1026 shares of our common stock per $1,000 principal amount of 4.50% Convertible Notes (equivalent to a conversion price of approximately $18.75 per share of our common stock). The conversion rate is subject to adjustment in some events but will not be adjusted for accrued and unpaid interest. In addition, following any make-whole fundamental change that occurs prior to the maturity date, we will increase the conversion rate for a holder who elects to convert its 4.50% Convertible Notes in connection with such a make-whole fundamental change in certain circumstances. The increase in the conversion rate is determined based on a formula that takes into consideration our stock price at the time of the make-whole fundamental change (ranging from $15.00 to $100.00 per share) and the remaining time to maturity of the 4.50% Convertible Notes. The increase in the conversion rate declines from a high of 25.0% to 0.0% as the stock price at the time of the make-whole fundamental change increases from $15.00 and the remaining time to maturity of the 4.50% Convertible Notes decreases.
On or after November 1, 2012, and prior to the maturity date, we may redeem for cash all, but not less than all, of the 4.50% Convertible Notes if the last reported sales price of our common stock equals or exceeds 130% of the conversion price then in effect for 20 or more trading days in a period of 30 consecutive trading days ending on the trading day immediately prior to the date of the redemption notice. The redemption price will equal 100% of the principal amount of the 4.50% Convertible Notes to be redeemed, plus any accrued and unpaid interest, including any additional interest, to, but excluding, the redemption date. To the extent a holder converts its 4.50% Convertible Notes in connection with our redemption notice, we will increase the conversion rate as described in the preceding paragraph.
The 4.50% Convertible Notes are senior, unsecured obligations of the Company and rank equally in right of payment with our senior unsecured debt and our existing 5.00% Convertible Notes, and are senior in right of payment to our debt that is expressly subordinated to the 4.50% Convertible Notes, if any. The 4.50% Convertible Notes are structurally subordinated to all debt and other liabilities and commitments of our subsidiaries, including our subsidiaries’ guarantees of our indebtedness under our Senior Secured Notes, and are effectively junior to our secured debt to the extent of the assets securing such debt.
Senior Secured Notes due 2017
In December 2011, we completed the issuance and sale of $283.5 million of Senior Secured Notes due 2017 (the “Senior Secured Series A Notes”). In December 2012, we completed a private placement of $30.0 million of Senior Secured Notes due 2017 (the “Senior Secured Series B Notes,” and together with the Senior Secured Series A Notes, the “Senior Secured Notes due 2017”). The Senior Secured Notes due 2017 are governed by an indenture, dated as of December 19, 2011, among the Company, the guarantors party thereto and U.S. Bank National Association, as trustee and collateral agent (the “Prior Indenture”), as amended by the First Supplemental Indenture dated as of December 7, 2012 (the “Supplemental Indenture,” and together with the Prior Indenture, referred to hereafter as the “Senior Secured Notes Indenture”).
Senior Secured Series A Notes:
As of December 31, 2012 and 2011, and , the net carrying amount of the Senior Secured Notes Series A was as follows (amounts in thousands):

	2012	2011
Principal amount	$294,340	$283,475
Unamortized debt discount	(6,701)	(8,064)
Carrying amount	$287,639	$275,411
As of December 31, 2012, the unamortized discount for the Senior Secured Notes Series A is expected to be amortized into earnings over 4.9 years.
As of December 31, 2012 and 2011, unamortized debt issue costs for the Senior Secured Notes Series A were approximately $5.2 million and $6.1 million, respectively.
The Senior Secured Series A Notes are fully and unconditionally guaranteed (the “Series A Notes Guarantees”), jointly and severally, on a senior secured basis by each of the Company's existing and future domestic restricted subsidiaries (the “Series A Guarantors”). All of the Company's existing subsidiaries other than Endeavor Gathering, LLC are domestic restricted subsidiaries and Guarantors.
Under the terms of the Senior Secured Notes Indenture, interest on the Senior Secured Series A Notes will:

•	accrue from the date of issuance of the Senior Secured Series A Notes or, if interest has already been paid, from the most recent interest payment date;

•
unless the Company elects to pay a portion of the interest in the form of additional notes (a “PIK Election”) with respect to an interest period, accrue for such interest period at the rate of 11.0% per annum, payable in cash, in arrears;

•
if the Company makes a PIK Election with respect to an interest period, accrue for such interest period at the rate of 13.0% per annum in the aggregate, of which (i) 9.0% per annum shall be payable in cash, in arrears, and (ii) 4.0% per annum shall be payable in the form of additional notes (in minimum denominations of $1,000 and integral multiples thereof, with any fractional additional notes being paid in cash), in arrears;

•
be payable on each June 1 and December 1, commencing June 1, 2012, to holders of record of the Senior Secured Notes Series A as of the May 15 and November 15 immediately preceding the relevant interest payment date; and

•	be computed on the basis of a 360-day year comprised of twelve 30-day months.
The Senior Secured Series A Notes will mature on December 1, 2017 and will be secured by first-priority perfected liens on substantially all right, title and interest in or to substantially all of the assets and properties owned or acquired by the Company and the Series A Guarantors (the “Collateral”).

The Senior Secured Notes Series A Notes are senior obligations of the Company and are secured by a first-priority perfected note lien on the Collateral (subject to certain permitted liens). The Senior Secured Series A Notes rank senior in right of payment to all existing and future obligations of the Company that are expressly subordinated in right of payment to the Series A Notes. The Senior Secured Series A Notes rank pari passu to all unsubordinated obligations of the Company (though they will be effectively senior to any such obligations to the extent of the value of the collateral securing the obligations under the Senior Secured Series A Notes). The Senior Secured Series A Notes are effectively subordinated to all obligations of the Company that are subject to certain permitted liens (including, without limitation, certain letter of credit facilities and hedging obligations) ranking higher than the Senior Secured Series A Notes to the extent of the value of the collateral securing such obligations or that are subject to a permitted lien that causes the assets subject to such lien to be excluded from the collateral. The Senior Secured Series A Notes are also effectively subordinated to all obligations of any subsidiaries of the Company that do not guarantee the Senior Secured Series A Notes.
If an event of default on the Senior Secured Series A Notes has occurred and is continuing, the aggregate principal amount of the Senior Secured Series A Notes, plus any accrued and unpaid interest and redemption premium, may be declared immediately due and payable at the trustee's discretion or upon request of at least 25.0% in principal amount of the outstanding Senior Secured Series A Notes. These amounts automatically become due and payable upon the occurrence of certain bankruptcy events.
The Company may redeem any of the Senior Secured Series A Notes, in whole or in part, at any time on or after December 1, 2014. Upon any such optional redemption, the Company will pay a redemption price equal to the following redemption prices (expressed as a percentage of principal amount of the Senior Secured Series A Notes), plus accrued and unpaid interest on the Senior Secured Series A Notes, if any, to, but not including, the applicable redemption date (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date), if redeemed during the twelve-month period beginning on December 1 of the years indicated below:

Year	Percentage
2014	105.500%
2015	102.750%
2016 and thereafter	100.000%

The Company will give not less than 30 nor more than 60 days notice of any such redemption.
At any time prior to December 1, 2014, the Company may, at its option, on any one or more occasions redeem up to 35.0% of the aggregate principal amount of the Senior Secured Series A Notes (including Additional Notes but without duplication for exchange notes) originally issued under the Senior Secured Notes Indenture with the net cash proceeds of one or more equity offerings at a redemption price of 111.0% of the aggregate principal amount thereof, plus accrued and unpaid interest, if any, additional interest, if any, to, but not including, the redemption date (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date); provided that (1) at least 65.0% of the original principal amount of the Senior Secured Series A Notes originally issued under the Senior Secured Notes Indenture (including Additional Notes but without duplication for exchange notes) remains outstanding after each such redemption; and (2) the redemption occurs within 90 days after the closing of the related equity offering.
In addition, the Senior Secured Series A Notes may be redeemed, in whole or in part, at any time prior to December 1, 2014 at the option of the Company upon not less than 30 nor more than 60 days' prior notice mailed by first-class mail to each holder of Notes at its registered address, at a redemption price equal to 100% of the principal amount of the Notes redeemed, plus an “Applicable Premium” as of, and accrued and unpaid interest to, but not including, the applicable redemption date (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date).
If a Change of Control (as defined in the Senior Secured Notes Indenture) occurs, we must offer to repurchase the Senior Secured Series A Notes at 101% of their principal amount, plus accrued and unpaid interest.
In addition, in connection with certain Asset Dispositions (as defined in the Senior Secured Notes Indenture), we must offer to repurchase the Senior Secured Series A Notes with the proceeds of such Asset Dispositions within 30 days.
For the June 1, 2012 interest payment, the Company elected the PIK Election and paid cash interest of $11.5 million and issued an additional $5.1 million of Senior Secured Series A Notes. For the December 1, 2012 interest payment, the Company elected the PIK Election and paid cash interest of $13.0 million and issued an additional $5.8 million of Senior Secured Series A Notes.
As a result of the amortization of the debt discount through non-cash interest expense, the effective interest rate on the Senior Secured Series A Notes is 11.68% per annum if the cash only option is elected. If the PIK option is elected, the effective interest rate on the Senior Secured Notes is 13.52% per annum. The amount of the interest expense recognized with respect to the 13% PIK Election interest coupon for the year ended December 31, 2012 was $37.5 million. The amount of non-cash interest expense for the year ended December 31, 2012, related to the amortization of the debt discount and transaction costs was $2.4 million.
Senior Secured Series B Notes:
As of December 31, 2012, the net carrying amount of the Senior Secured Notes Series B was as follows (amounts in thousands):

2012
Principal amount	$30,000
Unamortized debt discount	(8,621)
Carrying amount	$21,379
As of December 31, 2012, the unamortized discount for the Senior Secured Notes Series A is expected to be amortized into earnings over 4.9 years.
Unamortized debt issue costs for the Senior Secured Notes Series B were approximately $2.7 million as of December 31, 2012.
The Senior Secured Series B Notes were issued under the Supplemental Indenture. The provisions creating the Senior Secured Series B Notes include that the Senior Secured Series B Notes will mature on December 1, 2017, the same maturity date as the Senior Secured Series A Notes.
Interest on the Senior Secured Series B Notes will compound semi-annually and will:

•	accrue from the date of issuance of the Senior Secured Series B Notes or, if interest has already been paid, from the most recent interest payment date of the Series B Notes;

•	unless the Company makes a PIK Election (as defined below) with respect to an interest period, accrue for such interest period at the rate of 11.0% per annum, payable entirely in cash, in arrears;

•
if the Company makes an election to pay the interest due with respect to an interest period in the form of additional Series B Notes (a “PIK Election”) with respect to an interest period, accrue for such interest period at the rate of 15.0% per annum, payable in the form of additional Series B Notes (in minimum denominations of $1,000 and integral multiples thereof, with any fractional additional Series B Notes being paid in cash), in arrears (“PIK Interest”);

•
be payable on each June 1 and December 1, commencing June 1, 2013, to holders of record of the Senior Secured Series B Notes as of the May 15 and November 15 immediately preceding the relevant interest payment date; and

•	be computed on the basis of a 360-day year comprised of twelve 30-day months.

•	The Company will pay interest on overdue principal of the Series B Notes at 17.0% per annum, and any overdue installments of interest at 17.0% per annum, to the extent lawful.
The Senior Secured Series B Notes rank pari passu in right of payment with the Senior Secured Series A Notes. The guarantees by each guarantor (each, a “Series B Notes Guarantee”) of the Senior Secured Series B Notes rank pari passu in right of payment with the Senior Secured Series A Notes Guarantees. The Company's obligations under the Senior Secured Series B Notes are secured by liens on the same collateral securing the Senior Secured Series A Notes, which liens rank pari passu with the liens securing Company's obligations under the Senior Secured Series A Notes. Each guarantor's obligations under its Senior Secured Series B Notes Guarantee will be secured by liens on the same collateral securing the Senior Secured Series A Notes Guarantees, which liens will rank pari passu with the liens securing such guarantor's obligations under its Series A Notes Guarantees.
The Company may redeem any of the Senior Secured Series B Notes, in whole or in part, at any time. Upon any such optional redemption, the Company will pay a redemption price equal to 100% of the aggregate principal amount of the Senior Secured Series B Notes redeemed, plus accrued and unpaid interest on such Senior Secured Notes Senior Secured Series B

Notes, if any, to, but not including, the applicable redemption date (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date). The Company will give not less than 30 nor more than 60 days' notice of any such redemption. The Company will be entitled to elect to redeem the Senior Secured Notes due 2017 across series or to redeem a particular series of such notes prior to the optional redemption of any other series of such notes.
The Supplemental Indenture governing the Senior Secured Series B Notes also amended, among other things, the covenants regarding:

•
limitations on restricted payments, to permit the use of proceeds from the issuance of Senior Secured Series B Notes to repay, redeem, repurchase or otherwise acquire or retire for value up to all of the remaining aggregate principal amount of the Company's 5.00% Convertible Notes plus accrued and unpaid interest thereon;

•	limitations on the incurrence of indebtedness to permit the issuance of the Senior Secured Series B Notes and additional Senior Secured Series B Notes issuable as PIK interest thereon;

•
the definition of “Permitted Investment,” to add an additional $10.0 million to the amounts currently permitted for use by the Company as a Permitted Business Investment as defined by the Supplemental Indenture; and

•
limitations on the Company's ability and the ability of the Restricted Subsidiaries to, among other things, enter into, make, amend or conduct any transactions with affiliates, to expressly allow any transactions related to the sale of the Senior Secured Series B Notes.

The Supplemental Indenture also includes an additional covenant requiring GMX to use the net cash proceeds from the issuance of the Senior Secured Series B Notes to repay, redeem, repurchase or otherwise acquire or retire for value all remaining aggregate principal amount of the 5.00% Convertible Notes at or prior to their stated maturity date.
The Senior Secured Notes Indenture restricts, among other things, the Company's and its restricted subsidiaries' ability to:

•	incur or guarantee additional indebtedness or issue certain preferred stock;

•	pay dividends or make other distributions;

•	issue capital stock of our restricted subsidiaries;

•	transfer or sell assets, including the capital stock of our restricted subsidiaries;

•	make certain investments or acquisitions;

•	grant liens on our assets;

•	incur dividend or other payment restrictions affecting our restricted subsidiaries;

•	enter into certain transactions with affiliates; and

•	merge, consolidate or transfer all or substantially all of our assets.
As a result of the amortization of the debt discount through non-cash interest expense, the effective interest rate on the Senior Secured Series B Notes is 20.81% per annum if the cash only option is elected. If the PIK option is elected, the effective interest rate on the Senior Secured Series B Notes is 22.28% per annum. The amount of the interest expense recognized with respect to the 15% PIK Election interest coupon for the year ended December 31, 2012 was $0.3 million. The amount of non-cash interest expense for the year ended December 31, 2012, related to the amortization of the debt discount and transaction costs was $0.2 million.
Senior Secured Second-Priority Notes due 2018
On September 19, 2012, the Company exchanged $24.9 million aggregate principal amount of 5.00% Convertible Notes and $38.0 million aggregate principal amount of 4.50% Convertible Notes for a total of $51.5 million of newly issued Senior Secured Second-Priority Notes due 2018 ("Senior Secured Second-Priority Notes") and, in connection with the exchange of the 5.00% Convertible Notes, 7,176,384 shares of common stock. The Senior Secured Second-Priority Notes will mature on March 2, 2018.
Interest is paid quarterly on December 2, March 2, June 2 and September 2, commencing March 2, 2013. The Company has the option to pay interest in cash or common stock through September 19, 2014. Subsequent to September 19, 2014, the option to pay interest in common stock expires and all interest payments must be paid in cash only. Interest on the Senior Secured Second-Priority Notes accrues at an interest rate of 9.0% per annum if the Company chooses to pay the interest in cash or 12.0% per annum if the Company chooses to pay the interest in common stock.

The Senior Secured Second-Priority Notes are secured by second-priority perfected liens on all of the assets and properties owned or acquired by the Company.
The Senior Secured Second-Priority Notes restricts, among other things, the Company’s and its restricted subsidiaries' ability to:

•	incur or guarantee additional indebtedness or issue certain preferred stock;

•	pay dividends or make other distributions;

•	issue capital stock of our restricted subsidiaries;

•	transfer or sell assets, including the capital stock of our restricted subsidiaries;

•	make certain investments or acquisitions;

•	grant liens on our assets;

•	merge, consolidate or transfer all or substantially all of our assets.
As of December 31, 2012, the net carrying amount of the Senior Secured Second-Priority Notes equaled the principal amount of $51.5 million. The stated interest rates of the Senior Secured Second-Priority Notes reflected the market interest rates at the time of the exchange, so no premium or discount was recorded. The Company incurred $2.1 million in debt issue costs as part of the transaction, which is amortized over the life of the Senior-Secured Second Priority Notes. As of December 31, 2012, unamortized debt issue costs were approximately $2.0 million. The amount of non-cash interest expense for the year ended December 31, 2012, related to the amortization of the debt issue costs was $0.1 million. As of December 31, 2012, the unamortized debt issue cost is expected to be amortized into earnings over 5.2 years
11.375% Senior Notes due 2019
On February 9, 2011, the Company completed the issuance and sale of $200 million aggregate principal amount of 11.375% Senior Notes due 2019 (the “11.375% Senior Notes”), of which approximately $198 million of the 11.375% Senior Notes were exchanged in December 2011 to new Senior Secured Notes. The 11.375% Senior Notes are jointly and severally, and unconditionally, guaranteed (the “guarantees”) on a senior unsecured basis initially by two of our wholly-owned subsidiaries, and all of our future subsidiaries other than immaterial subsidiaries (such guarantors, the “Guarantors”). The 11.375% Senior Notes and the guarantees were issued pursuant to an indenture dated as of February 9, 2011 (the “11.375% Senior Notes Indenture”), by and among the Company, the Guarantors party thereto and The Bank of New York Mellon Trust Company, N.A., a national banking association, as trustee (the “Trustee”).
As of December 31, 2012 and 2011, the net carrying amount of the 11.375% Senior Notes was as follows (amounts in thousands):

	2012	2011
Principal amount	$1,970	$1,970
Unamortized debt discount	(53)	(58)
Carrying amount	$1,917	$1,912
As of December 31, 2012 and 2011, unamortized debt issue costs were approximately $66,000 and $68,000, respectively.
The 11.375% Senior Notes mature on February 15, 2019 and bear interest at a rate of 11.375% per year, payable semiannually in arrears on February 15 and August 15 of each year, beginning August 15, 2011. As a result of the amortization of the debt discount through non-cash interest expense, the effective interest rate on the 11.375% Senior Notes is 12.94% per annum. The amount of the cash interest expense recognized with respect to the 11.375% contractual interest coupon for the year ended December 31, 2012 and 2011 was $0.2 million and 19.6 million, respectively. The amount of non-cash interest expense for the year ended December 31, 2012 and 2011 related to the amortization of the debt discount and transaction costs was $16,000 and $1.2 million, respectively. As of December 31, 2012, the unamortized discount is expected to be amortized into earnings over 6.1 years.
The covenants were removed as part of the issuance of the Senior Secured Notes due 2017.
Joint Venture Financing

In 2004, we entered into an arrangement with PVOG to purchase dollar denominated production payments from the Company on certain wells drilled during a portion of 2004. Under this agreement, PVOG provided $2.8 million in funding for our share of costs of four wells drilled which is repayable solely from 75% of GMX’s share of production revenues from these wells without interest.

NOTE G—ASSET RETIREMENT OBLIGATIONS
The activity incurred in the asset retirement obligation is as follows for the years ended December 31:

	2012	2011
	(in thousands)
Beginning balance	$7,726	$7,278
Liabilities incurred	8	119
Liabilities settled and disposed	(6,296)	(407)
Accretion	371	436
Revisions	108	300
Ending balance(1)	1,917	7,726
Less current portion(1)	341	360
	$1,576	$7,366
______________________

(1)
The Company’s liability for asset retirement obligations is included in other liabilities in the consolidated balance sheets, net of the current obligations. The current portion is included in accrued expenses in the consolidated balance sheets.

NOTE H—INCOME TAXES
Income tax expense (benefit) consists of the following for the years ended December 31:

	2012	2011	2010
	(in thousands)
Current tax expense (benefit)	$117	$—	$(30)
Deferred tax expense (benefit)	5,681	615	(4,209)
	$5,798	$615	$(4,239)
Total income tax expense (benefit) differed from the amounts computed by applying the U.S. federal tax rate to earnings before income taxes as a result of the following for the years ended December 31:

	2012	2011	2010
	(in thousands)
U.S. statutory tax rate	34%	34%	34%
Statutory depletion	(1)%	—%	3%
Change in valuation allowance	(30)%	(33)%	(37)%
Other	—%	(1)%	3%
Effective income tax rate	3%	—%	3%
Intangible development costs may be capitalized or expensed for income tax reporting purposes, whereas they are capitalized and amortized for financial statement purposes. Lease and well equipment and other property and equipment may be depreciated for income tax reporting purposes using accelerated methods and different lives. Other temporary differences include the effect of hedging transactions and stock based compensation awards. Deferred income taxes are provided on these temporary differences to the extent that income taxes which otherwise would have been payable are reduced. Deferred income tax assets are also available to offset future income taxes.
The following table sets forth the Company’s deferred tax assets and liabilities at December 31:

	2012	2011	2010
	(in thousands)
Deferred tax assets:
Federal net operating loss carryforwards	$165,703	$112,990	$71,911
Property and equipment	7,295	7,944	10,644
Statutory depletion carryforwards	5,291	5,813	5,723
Stock compensation expense	3,107	2,513	1,416
Derivative instruments	—	—	704
Oil and natural gas properties	101,902	101,688	56,992
Other	33	33	480
Valuation allowance on deferred tax assets not expected to be realized	(263,884)	(202,225)	(133,451)
Total	19,447	28,756	14,419
Deferred tax liabilities:
Derivative instruments	(1,796)	(7,227)	(8,066)
Convertible debt and share lending agreement	(2,768)	(4,389)	(6,353)
Volumetric production payment	(14,387)	(16,519)	—
Bond issuance costs	(496)	(621)	—
Total	(19,447)	(28,756)	(14,419)
Net deferred tax asset (liability)	$—	$—	$(30)

The valuation allowance for deferred tax assets increased by $61.7 million in 2012. In determining the carrying value of a deferred tax asset, accounting standards provides for the weighing of evidence in estimating whether and how much of a deferred tax asset may be recoverable. As we have incurred net operating losses in 2012 and prior years, relevant accounting guidance suggest that cumulative losses in recent years constitute significant negative evidence, and that future expectations about income are insufficient to overcome a history of such losses. Therefore, with the before mentioned adjustment of $61.7 million, we continue to reduce the carrying value of our net deferred tax asset to zero for 2012, which has been the case in prior years. The valuation allowance has no impact on our net operating loss (“NOL”) position for tax purposes, and if we generate taxable income in future periods, we will be able to use our NOLs to offset taxes due at that time. The Company will continue to assess the valuation allowance against deferred tax assets considering all available evidence obtained in future reporting periods.
At December 31, 2012, the Company had federal net operating loss carryforwards of $487.4 million which will begin to expire in 2018 if unused. The Company’s federal net operating loss carryforward has an annual limitation under Internal Revenue Code Section 382. In addition, at December 31, 2012, the Company had tax percentage depletion carryforwards of approximately $15.6 million which are not subject to expiration.
The Company and its subsidiaries file income tax returns in the U.S. federal jurisdiction and in various states. With few exceptions, the Company is no longer subject to U.S. federal or state income tax examinations by these tax authorities for years before and including 2008. We have not paid any significant interest or penalties associated with our income taxes, but classify both interest expense and penalties as part of our income tax expense.

NOTE I—COMMITMENTS AND CONTINGENCIES
Legal Matters
We have been in dispute with Penn Virginia Oil & Gas, L.P. (“PVOG”) regarding certain properties since approximately 2010 and are currently in arbitration with PVOG regarding those claims. This dispute involves claims by both parties against each other relating to certain oil and gas leases in Harrison and Panola Counties, Texas subject to the Company's Participation Agreement with PVOG effective December 2003 (the “Participation Agreement”). On December 3, 2012, PVOG filed a complaint in the United States Court in the Eastern District of Texas, Sherman Division (Case No. 4:12-cv-00748-RAS) (the “Lawsuit”) asserting a breach of the Participation Agreement. PVOG claims that the sale of certain properties to Summit Energy (Texas), LLC (“Summit”) and East Texas Exploration LLC (“ET Exploration”), publicly announced and closed in October 2012, breached a right of first refusal contained in the Participation Agreement, and seeks specific performance of the Participation Agreement or, in the alternative, damages. PVOG has also alleged tortious interference with contract against

Summit and ET Exploration. The Company disputes the claims made against it by PVOG and intends to vigorously defend against these claims by PVOG.
In connection with these PVOG claims, Summit issued a claim notice to the Company in which it asserted rights to indemnification and defense. In February 2013, we reached an agreement with Summit and ET Exploration pursuant to which we agreed to indemnify Summit and ET Exploration in the event PVOG is determined to be entitled to exercise the right of first refusal and elects to so exercise. We expect that, if PVOG is determined to be entitled to exercise the right of first refusal and elects to so exercise, PVOG would be required to pay the exact amount that Summit paid to the Company for such properties. The Company expects to incur costs associated with this litigation, but the Company does not currently expect the PVOG claims or Summit indemnification claims to have a material adverse effect on the Company's financial condition.
A putative class action lawsuit was filed by the Northumberland County Retirement System and Oklahoma Law Enforcement Retirement System (collectively, the “Northumberland Plaintiffs”) in the District Court in Oklahoma County, Oklahoma, purportedly on March 10, 2011, against the Company and certain of its officers along with certain underwriters of the Company's July 2008, May 2009 and October 2009 public offerings. Discovery requests and summons were filed and issued in late April 2011. The complaint alleges that the registration statement and the prospectuses for the offerings contained material misstatements and omissions and seeks damages under Sections 11, 12 and 15 of the Securities Act of 1933 of an unspecified equitable relief. Defendants removed the case to federal court on May 12, 2011 and filed motions to dismiss on June 20, 2011. Plaintiffs filed a motion to remand the case to state court on June 10, 2011, and Defendants filed an opposition to that motion. By order dated November 16, 2011, the court denied Plaintiffs' motion to remand. The Court stayed briefing and decision on the motions to dismiss. On February 3, 2012, Plaintiffs moved to be appointed lead plaintiff under the Private Securities Litigation Reform Act. By order dated July 3, 2012, the Court appointed the Northumberland Plaintiffs lead plaintiff. On August 17, 2012, Plaintiffs filed an amended complaint, which is similar to the original complaint except that it drops all claims relating to the 2008 offering because the financial statements incorporated into the July 2008 offering materials were not restated. On October 3, 2012, Defendants filed a motion to dismiss the amended complaint. Plaintiffs filed their opposition to the motions to dismiss on November 15, and Defendants filed their reply briefs on December 11, 2012. The motions to dismiss are pending, and the court has not yet rendered a decision. We are currently unable to assess the probability of loss or estimate a range of potential loss, if any, associated with the securities class action case, which is at an early stage.
On August 5, 2011, an individual filed a shareholders' derivative action in the United States District Court for the Western District of Oklahoma, for the Company's benefit, as nominal defendant, against the Company's Chief Executive Officer, President, Chief Financial Officer, and certain members of the Company's board of directors. The complaint alleges breaches of fiduciary duty, waste of corporate assets, and unjust enrichment on the part of each of the named defendants and is premised on substantially the same facts alleged in the above-described securities lawsuit. The complaint seeks unspecified amounts of compensatory damages, implementation of certain corporate governance changes, and disgorgement of compensation and trading profits from the individual defendants, as well as interest and costs, including legal fees from the defendants. The Company is a nominal defendant, and the complaint does not seek any damages against the Company; however, the Company may have indemnification obligations to one or more of the defendants under the Company's organizational documents. On October 17, 2011, the individual defendants and the Company as nominal defendant filed motions to dismiss the complaint for failure to make demand, or in the alternative, to stay the derivative action pending the outcome of the securities lawsuit. The case is currently stayed pending the outcome of the motions to dismiss with respect to the securities lawsuit described above. On March 23, 2012, an additional plaintiff filed a similar derivative action in the United States District Court for the Western District of Oklahoma. The parties agreed to consolidate this case with the existing federal court derivative action. The federal court derivative actions have been consolidated, and the cases are stayed pending the outcome of the motions to dismiss the securities lawsuit described above. We are currently unable to assess the probability of loss or estimate a range of potential loss, if any, associated with this case.
On February 7 and 9, 2012, two individuals filed separate shareholder derivative actions in the District Court of Oklahoma County, in the State of Oklahoma, for the Company's benefit, as nominal defendant, against the Company's Chief Executive Officer, President, Chief Financial Officer, and each member of the Company's board of directors. The petitions assert claims and seek relief similar to those asserted and sought in the federal court derivative action described above. Plaintiffs filed a motion to consolidate the two state court derivative actions, and the court consolidated the two actions. On April 9, 2012, defendants filed a motion to dismiss, a motion to stay, and a motion for protection from discovery. By stipulation dated May 29, 2012, the parties agreed to stay these cases pending the outcome of the motions to dismiss the securities lawsuit described above and to stay discovery. We are currently unable to assess the probability of loss or estimate a range of potential loss, if any, associated with this case.
On January 11, 2013, we filed a Complaint for Declaratory Relief and Reformation in the United States District Court for the Western District of Oklahoma (Case No. 5:13-cv-00047-D) seeking a declaratory judgment and reformation of the 2015 Convertible Notes and the supplemental indenture to correct the scrivener's error in the anti-dilution formula.

The Company is party to various legal actions arising in the normal course of business. Matters that are probable to have an unfavorable outcome to the Company and which can be reasonably estimated are accrued. Such accruals are based on information known about the matters, the Company's estimates of the outcomes of such matters, and its experience in contesting, litigating, and settling similar matters. None of the actions are believed by management to involve future amounts that would be material to the Company's financial position or results of operations after consideration of recorded accruals.
Lease Obligations
The Company leases offices and certain equipment under operating leases. In addition, the Company is party to firm transportation contracts through the year 2019, where the Company is obligated to transport minimum daily gas volumes. The total of the firm transportation and sales contract obligation is for 50.0 Mmbtu per day. These commitments are not recorded in the accompanying consolidated balance sheets.
The following is schedule by year of these obligations and minimum lease payments at December 31, 2012:

Year	Operating Leases	Transportation	Total
	(in thousands)
2013	$1,037	$6,116	$7,153
2014	1,040	6,116	7,156
2015	858	6,116	6,974
2016	1,040	5,811	6,851
2017	409	5,750	6,159
Thereafter	—	11,776	11,776
Total	$4,384	$41,685	$46,069

Rent expense on operating leases for the years ended December 31, 2012, 2011 and 2010 was $1.9 million, $3.2 million and $2.8 million, respectively.

NOTE J—STOCK COMPENSATION PLANS
We recognized $4.5 million, $4.3 million and $6.6 million of stock compensation expense for the years ending December 31, 2012, 2011 and 2010, respectively. These non-cash expenses are reflected as a component of the Company’s general and administrative expense. To the extent amortization of compensation costs relates to employees directly involved in exploration and development activities, such amounts are capitalized to oil and natural gas properties. Stock based compensation capitalized as part of oil and natural gas properties was $0.4 million $0.6 million and $1.0 million for the years ended December 31, 2012, 2011 and 2010, respectively.
2008 Long-Term Incentive Plan
In May 2008, the Board of Directors and shareholders adopted the 2008 Long-Term Incentive Plan (or “LTI Plan”) to retain and attract employees, consultants and directors, and to stimulate the active interest in the development and financial success of the Company. The LTI Plan provides for the grant of stock options, restricted stock awards, bonus stock awards, stock appreciation rights, performance units and performance bonuses, subject to certain conditions.
On June 17, 2010, the LTI Plan was amended. Under the terms of the amended LTI Plan, the aggregate number of shares of common stock available for awards may not exceed 1,750,000 shares. Of the shares available for issuance under the LTI Plan as of the amendment date of the LTI Plan, 750,000 could be granted as “incentive stock options” as defined in Section 422 of the Internal Revenue Code of 1986, as amended (the “Code”).
2000 Stock Option Plan
In October 2000, the Board of Directors and shareholders adopted the GMX Resources Inc. Stock Option Plan (the “2000 Option Plan”). Under the 2000 Option Plan, the Company may grant both stock options intended to qualify as incentive stock options under Section 422 of the Internal Revenue Code and options which are not qualified as incentive stock options.
The maximum number of shares of common stock issuable under the 2000 Option Plan, as amended in May 2007, is 850,000, subject to appropriate adjustment in the event of reorganization, stock split, stock dividend, reclassification or other change affecting the Company’s common stock. All officers, employees and directors are eligible to receive awards under the 2000 Option Plan. The exercise price of options granted is not less than 100% of the fair market value of the shares on the date of grant. Options granted become exercisable as the Board of Directors may determine in connection with the grant of each option. In addition, the Board of Directors may at any time accelerate the date that any option granted becomes exercisable. Stock options generally vest over four years and have a 10-year contractual term. There were no options for which vesting was accelerated during the year ended December 31, 2012 and 2011. 25,698 options were accelerated in vesting during the years ended December 31, 2010, as a result of agreements with terminated employees.
The 2000 Option Plan terminated on October 30, 2010, and no options will be granted pursuant to this plan except with respect to awards then outstanding.
Stock Options
The following table provides information related to stock option activity under the 2000 Option Plan for the years ended December 31, 2010, 2011 and 2012:

	Number of shares underlying options	Weighted average exercise price per share	Aggregate intrinsic value(1) (in thousands)	Weighted average grant date fair value per share
Outstanding as of December 31, 2009	576,800	$30.16	—	—
Granted	48,001	6.34	—	4.36
Forfeited	(48,750)	32.84	—	—
Outstanding as of December 31, 2010	576,051	27.93	—	—
Forfeited	(114,000)	31.56	—	—
Expired	(2,500)	5.00	—	—
Outstanding as of December 31, 2011	459,551	27.17	—	—
Forfeited	(53,934)	35.78
Expired	(5,000)	3.50
Outstanding as of December 31, 2012	400,617	$26.30	—	—
Exercisable as of December 31, 2012	378,581	$27.43	—	—
______________________

(1)	The intrinsic value is the amount by which the market value of the underlying stock exceeds the exercise price.
The weighted-average remaining contractual life of outstanding and exercisable options at December 31, 2012 was 4.2 years. As of December 31, 2012 there was $65,087 of total unrecognized compensation costs related to non-vested stock options granted under the Company’s stock option plan. That cost is expected to be recognized over a weighted average period 1.5 years.
The fair value of each stock award is estimated on the date of grant using the Black-Scholes option pricing model. Assumptions used in the valuation are disclosed in the following table:

	2012	2011	2010
Expected volatility	—%	—%	77.2%
Expected dividend yields	—%	—%	—%
Expected term (in years)	—	—	6.25
Risk free rate	—%	—%	2.2%

The Company estimated volatility is based on the historical volatility of the Company’s common stock. The risk free interest rate is based on the U. S. Treasury yield curve in effect at the time of grant for the expected term of the option. The expected dividend yield is based on the Company’s current dividend yield and the best estimate of projected dividend yield for future periods within the expected life of the option.
Restricted Stock
In July 2008, the Company began issuing restricted stock awards to its officers, independent directors, consultants and certain employees under the LTI Plan. The holders of these shares have all the rights and privileges of owning the shares (including voting rights) except that the holders are not entitled to delivery of a portion thereof until certain passage of time requirements are met. With respect to the restricted stock granted to officers, consultants, and employees of the Company, the shares generally vest over a three or four year period. With respect to restricted shares issued to the Company’s independent board members, the shares vest over a two-year period. The fair value of the awards issued is determined based on the fair market value of the shares on the date of grant. The value is amortized over the vesting period. In 2012, the vesting period of the restricted shares issued to the executives and members of the Board of Directors on August 2, 2011 were accelerated to an earlier date. There were no incremental compensation costs calculated as a result of the modification. Unamortized compensation costs were accelerated to earlier future periods consistent with the new vesting schedule of the restricted shares. In 2011 and 2010, 914 and 74,799 restricted shares, respectively, accelerated vesting as a result of termination agreements with employees.
A summary of the status of our unvested shares of restricted stock and the changes for the years ending December 31, 2010, 2011 and 2012 is presented below:

	Number of unvested restricted shares	Weighted average grant-date fair value per share
Unvested shares as of December 31, 2009	580,530	$22.35
Granted	359,385	$6.34
Vested	(220,016)	$24.21
Forfeited	(27,903)	$23.11
Unvested shares as of December 31, 2010	691,996	$13.47
Granted	807,848	$4.79
Vested	(245,924)	$16.46
Forfeited	(5,521)	$19.42
Unvested shares as of December 31, 2011	1,248,399	$7.24
Vested	(612,984)	$7.23
Forfeited	(57,092)	$7.92
Unvested shares as of December 31, 2012	578,323	$7.19

As of December 31, 2012, there was $2.3 million of unrecognized compensation expense related to non-vested restricted stock grants. This unrecognized compensation cost is expected to be recognized over a weighted-average period of 0.8 years.
The vesting of certain restricted stock grants results in state and federal income tax benefits related to the difference between the market price of the common stock at the date of vesting and the date of grant. During the years ended December 31, 2012, 2011 and 2010, we did not recognize excess tax benefits related to the vesting of restricted stock due to the market price of the common stock at the date of grant exceeding the market price at the vesting date.
401(k) Plan
The GMX Resources Inc. 401(k) Plan was adopted April 15, 2001. The plan is a qualified retirement plan under the Internal Revenue Code. All employees are eligible who have attained age 21. GMX matches the employee contributions up to 5% of the employee’s gross wages. The Company contributed $458,394, $497,340 and $449,000 in 2012, 2011 and 2010, respectively.

NOTE K—CAPITAL STOCK
Common stock:
In February 2011, GMX completed an offering of 21,075,000 shares of its common stock at a price of $4.75 per share. The net proceeds to the Company were $93.6 million after discounts and underwriters’ fees. In March 2011, the underwriters exercised the over-allotment option granted in connection with the February 2011 offering and purchased an additional 1,098,518 shares of common stock, which increased the net proceeds to the Company by $4.9 million after discounts and underwriters’ fees. The Company used the net proceeds, together with proceeds from a concurrent private placement of the 11.375% Senior Notes, to (i) fund an offer to purchase up to $50.0 million of its 5.00% convertible notes, (ii) repay the then outstanding balance under its secured revolving credit facility (iii) fund the cash portion of the purchase price of the acquisitions described in Note A and (iv) used the remaining net proceeds to fund its exploration and development program and for other general corporate purposes.

In February 2011, the Company issued 2,268,971 common shares in connection with the Bakken acquisition described in Note A. In April 2011, the Company issued an additional 3,542,091 shares of its common stock in connection with another set of Bakken acquisitions also described in Note A.
On December 19, 2011, the Company issued 3,877,254 shares of the Company’s common stock pursuant to support agreements with each of the supporting holders in connection with the consummation of an exchange offer and consent solicitation for the Company’s then outstanding $200 million 11.375% Senior Notes, pursuant to which holders tendering in the exchange offer received new Senior Secured Notes.
On September 19, 2012, in connection with the exchange of the 5.00% Convertible Notes and 4.50% Convertible Notes for newly issued Senior Secured Second-Priority Notes, the Company issued 7,176,384 shares of common stock. See Note F, Long-Term Debt.
On December 7, 2012, in connection with the issuance of $30.0 million Senior Secured Series B Notes, the Company issued a total of 15,979,253 shares of common stock. See Note F, Long-Term Debt.
During the year ended December 31, 2012, the Company converted $20.8 million aggregate principal amount of its 5.00% Convertible Notes due 2013 to 11,271,510 shares of common stock. See Note F, Long-Term Debt.
Preferred stock:
For the year ended December 31, 2011, the Company received $25.8 million related to the issuance of 1,135,565 shares of its 9.25% Series B Cumulative Preferred Stock in ongoing at-the-market sales by the Company.
The annual dividends on each share of Series B Cumulative Preferred Stock are $2.3125 and is payable quarterly when, as and if declared by GMX, in cash (subject to specified exceptions), in arrears to holders of record as of the dividend payment record date, on or about the last calendar day of each March, June, September and December.
The Series B Cumulative Preferred Stock is not convertible into the GMX’s common stock and can be redeemed at the Company’s option at $25.00 per share.  The Series B Cumulative Preferred Stock will be required to be redeemed at $25.00 per share in the event of a change of ownership or control of GMX if the acquirer is not a public company meeting certain financial criteria. The Company has not exercised its option to redeem any shares for the year ended December 31, 2012.

NOTE L—OIL AND NATURAL GAS OPERATIONS
Costs incurred in oil and natural gas property acquisitions, exploration, and development activities are as follows for the years ended December 31:

	2012	2011	2010
	(in thousands)
Development and exploration costs:
Development drilling	$81,334	$80,305	$7,788
Exploratory drilling	11,258	42,479	164,355
Tubular and other drilling inventories	1,462	1,068	3,167
Asset retirement obligation	116	418	706
	94,170	124,270	176,016
Acquisition:
Proved	—	4,893	3,884
Unproved(1)	17,843	153,059	8,149
	17,843	157,952	12,033
Total	$112,013	$282,222	$188,049
______________________

(1)	Includes $12.0 million, $7.8 million and $2.6 million of capitalized interest for the years ended December 31, 2012, 2011 and 2010, respectively.

Costs excluded from amortization are as follows at December 31:

	2012	2011
	(in thousands)
Unproved property acquisition	$133,495	$147,224
Exploratory drilling	—	—
	$133,495	$147,224
Unproved property acquisition costs include costs to acquire new leasehold, unevaluated leaseholds, and capitalized interest. Of the $133.5 million of unproved property costs at December 31, 2012 being excluded from the amortization base, 9.6 million, 117.9 million and 5.9 million were incurred in 2012, 2011 and in the years 2010 and prior, respectively. Subject to industry conditions, evaluation of most of these properties and the inclusion of their costs in the amortized capital costs is expected to be completed within ten years based on development activity and extension of leases as allowed under the terms of the lease agreements.
The average DD&A rate per equivalent unit of production was $2.00, $1.88 and $1.76 for the years ended December 31, 2012, 2011 and 2010, respectively.

NOTE M—SUPPLEMENTAL INFORMATION ON OIL AND NATURAL GAS OPERATIONS (UNAUDITED)
In December 2008, the SEC issued its final rule, Modernization of Oil and Gas Reporting, which was effective for reporting 2009 and subsequent periods reserve information. In January 2010, the FASB issued its authoritative guidance on extractive activities for oil and gas to align its requirements with the SEC’s final rule. We adopted the guidance as of December 31, 2009 in conjunction with our year-end reserve report as a change in accounting principle that is inseparable from a change in accounting estimate.
The twelve month average of the first-day-of-the-month reference prices (prior to adjustment for location and quality differentials) for 2012 and 2011 were $96.19 and $79.43, respectively, per Bbl for oil and $4.12 and $4.38, respectively, per MMBtu for natural gas.
All of our reserves were located in the United States. Our reserves were based upon reserve reports prepared by the independent petroleum engineers of MHA Petroleum Consultants, Inc. (“MHA”) and DeGolyer and MacNaughton (“D&M”). Management believes the reserve estimates presented herein, in accordance with generally accepted engineering and evaluation principles consistently applied, are reasonable. However, there are numerous uncertainties inherent in estimating quantities and values of proved reserves and in projecting future rates of production and the amount and timing of development expenditures, including many factors beyond our control. Reserve engineering is a subjective process of estimating the recovery from underground accumulations of oil and gas that cannot be measured in an exact manner, and the accuracy of any reserve estimate is a function of the quality of available data and of engineering and geological interpretation and judgment. Because all reserve estimates are to some degree speculative, the quantities of oil and gas that are ultimately recovered, production and operating costs, the amount and timing of future development expenditures and future oil and gas sales prices may all differ from those assumed in these estimates. In addition, different reserve engineers may make different estimates of reserve quantities and cash flows based upon the same available data.
Therefore, the Standardized Measure shown below represents estimates only and should not be construed as the current market value of the estimated oil and gas reserves attributable to our properties. In this regard, the information set forth in the following tables includes revisions of reserve estimates attributable to proved properties included in the preceding year’s estimates. Such revisions reflect additional information from subsequent development activities, production history of the properties involved and any adjustments in the projected economic life of such properties resulting from changes in product prices. Decreases in the prices of oil and natural gas have had, and could have in the future, an adverse effect on the carrying value of our proved reserves, reserve volumes and our revenues, profitability and cash flow.
Our reserves shown are net wellhead volumes that have been reduced for lease use volumes (volumes that are consumed or lost between the wellhead and the point of custody transfer).

Estimated Quantities of Oil and Natural Gas
The following table sets forth certain data pertaining to our proved, proved developed and proved undeveloped reserves for the three years ended December 31, 2012.

	OIL (MBBLS)	GAS (MMCF)
December 31, 2010
Proved reserves, beginning of period	3,679	333,212
Extensions, discoveries, and other additions	—	232,629
Production	(95)	(16,901)
Revisions of previous estimates	(2,363)	(236,991)
Proved reserves, end of period	1,221	311,949
December 31, 2011
Proved reserves, beginning of period	1,221	311,949
Extensions, discoveries, and other additions	919	6,681
Production	(93)	(22,958)
Revisions of previous estimates	—	(14,750)
Revisions of previous estimates	(319)	(6,009)
Proved reserves, end of period	1,728	274,913
December 31, 2012
Proved reserves, beginning of period	1,728	274,913
Extensions, discoveries, and other additions	7,474	4,313
Production	(205)	(10,340)
Sales of reserves-in-place	(1,010)	(60,550)
Revisions of previous estimates	98	(43,247)
Proved reserves, end of period	8,085	165,089
Proved Developed Reserves
December 31, 2009	1,439	124,611
December 31, 2010	1,221	157,027
December 31, 2011	1,256	155,133
December 31, 2012	1,577	55,745
Proved Undeveloped Reserves
December 31, 2009	2,240	208,601
December 31, 2010	—	154,922
December 31, 2011	472	119,780
December 31, 2012	6,509	109,344

Revisions of Previous Estimates
In 2010, we had negative revisions of 251 Bcfe, which was primarily the result of all of our Cotton Valley Sands undeveloped locations being removed for adherence with the SEC five-year guideline for booking our proved reserves, resulting in a negative revision of 219.6 Bcfe. In addition to the Cotton Valley Sands undeveloped locations, the Company also had negative revisions of 10.2 Bcfe related to individual well production history and 16.2 Bcfe related to reporting reserves at net well head volumes.
In 2011, we had negative revisions of 8 Bcfe, which was primarily the result of decreases in natural gas prices and changes in estimated production for existing wells.
In 2012, we sold 66.6 Bcfe of our Cotton Valley Sands and shallow reserves to a third party. In addition, we had negative revisions of 43.2 Bcfe primarily related to a decrease in the number of Haynesville proved undeveloped locations, changes in estimated production for existing wells and the decrease in natural gas prices.
Extensions, Discoveries and Other Additions
In 2010, we had a total of 233 Bcfe of extensions and discoveries in the Haynesville Shale resulting from successful drilling during 2010 that extended and developed the proved acreage.
In 2011, we had a total of 12 Bcfe of extensions and discoveries. This primarily related to our successful drilling in the Bakken.

In 2012, we had a total of 49 Bcfe of extensions and discoveries, which primarily related to our successful drilling in the Bakken.
Standardized measure of discounted future net cash flows
The Standardized Measure of discounted future net cash flows (discounted at 10%) from production of proved reserves was developed as follows:

•	An estimate was made of the quantity of proved reserves and the future periods in which they are expected to be produced based on year-end economic conditions.

•
In accordance with SEC guidelines, the engineers’ estimates of future net revenues from our proved properties and the present value thereof are made using the twelve-month average of the first-day-of-the-month reference prices as adjusted for location and quality differentials. These prices are held constant throughout the life of the properties. Oil and natural gas prices are adjusted for each lease for quality, contractual agreements, and regional price variations.

•
The future gross revenue streams were reduced by estimated future operating costs (including production and ad valorem taxes) and future development and abandonment costs, all of which were based on current costs in effect at December 31 of the year presented and held constant throughout the life of the properties.

•
Future income taxes were calculated by applying the statutory federal and state income tax rate to pre-tax future net cash flows, net of the tax basis of the properties involved and utilization of available tax carryforwards related to oil and gas operations.

The following summary sets forth the Company’s future net cash flows relating to proved oil and natural gas reserves based on the standardized measure as of December 31:

	2012	2011	2010
	(in thousands)
Future cash inflows	1,043,508	1,266,504	1,381,031
Future production costs	(273,095)	(390,131)	(401,387)
Future development costs	(361,264)	(256,794)	(286,897)
Future income tax provisions	—	—	—
Net future cash inflows	409,149	619,579	692,747
Less effect of a 10% discount factor	(329,056)	(432,980)	(442,857)
Standardized measure of discounted future net cash flows	80,093	186,599	249,890

Principal changes in the standardized measure of discounted future net cash flows attributable to the Company’s proved reserves are as follows for the years ended December 31:

	2012	2011	2010
	(in thousands)
Standardized measure, beginning of year	$186,599	$249,890	$188,578
Sales of oil and natural gas, net of production costs	(29,041)	(83,315)	(62,847)
Net changes in prices and production costs	(51,153)	(33,584)	164,062
Change in estimated future development costs	26,754	(4,176)	300,915
Extensions and discoveries, net of future development costs	24,430	14,595	113,367
Previously estimated development cost incurred	18,963	66,311	5,761
Sales of reserves-in-place	(57,392)	(45,507)	—
Revisions of quantity estimates	(57,548)	(4,276)	(260,272)
Accretion of discount	36,565	75,260	68,045
Changes in timing of production and other	(18,084)	(48,599)	(267,719)
Net changes in income taxes	—	—	—
Standardized measure, end of year	$80,093	$186,599	$249,890

NOTE N—CONDENSED CONSOLIDATING FINANCIAL INFORMATION

Shown below are condensed consolidating financial statements for GMX Resources Inc. presented on a stand-alone, unconsolidated basis, which shows the financial information for the Company's combined guarantor subsidiaries and its non-guarantor subsidiary as of December 31, 2012 and 2011 and for the years ended December 31, 2012, 2011 and 2010. The financial information may not necessarily be indicative of results of operations, cash flows or financial position had the subsidiaries operated as independent entities.

Condensed Consolidating Balance Sheets

	December 31, 2012
	Parent	Guarantors	Non-Guarantor	Eliminations	Consolidated
	(In thousands)
ASSETS
CURRENT ASSETS
Cash and cash equivalents	$28,484	$85	$577	$—	$29,146
Restricted cash	19,171	—	—	—	19,171
Accounts receivable – interest owners	10,288	—	—	—	10,288
Accounts receivable – oil and natural gas revenues, net	67	8,713	—	(6,058)	2,722
Accounts receivable - intercompany	24,249	13,288	1,558	(39,095)	—
Inventories	66	—	—	—	66
Prepaid expenses and deposits	580	3	83	—	666
Assets held for sale	410	—	—	—	410
Total current assets	84,265	22,089	2,218	(45,153)	63,419
OIL AND NATURAL GAS PROPERTIES, BASED ON THE FULL COST METHOD
Properties being amortized	674,349	713	71	—	675,133
Properties not subject to amortization	133,495	—	—	—	133,495
Less accumulated depreciation, depletion, and impairment	(604,141)	—	—	—	(604,141)
	203,703	713	71	—	204,487
PROPERTY AND EQUIPMENT, AT COST, NET	14,577	4,557	42,606	—	61,740
OTHER ASSETS	10,932	—	—	—	10,932
INVESTMENT IN SUBSIDIARIES	31,452	—	—	(31,452)	—
TOTAL ASSETS	$345,563	$27,359	$44,895	$(76,605)	$341,212
LIABILITIES AND EQUITY
CURRENT LIABILITIES
Accounts payable	11,590	—	30	—	11,620
Accounts payable - intercompany	13,733	25,265	97	(39,095)	—
Accrued expenses	11,027	5,116	337	(6,058)	10,422
Accrued interest	6,019	—	—	—	6,019
Revenue distributions payable	5,288	—	—	—	5,288
Derivative instruments	209	—	—	—	209
Current maturities of long-term debt	16,815	—	—	—	16,815
Total current liabilities	64,681	30,381	464	(45,153)	50,373
LONG-TERM DEBT, LESS CURRENT MATURITIES	408,380	—	—	—	408,380
DEFERRED PREMIUMS ON DERIVATIVE INSTRUMENTS	392	—	—	—	392
OTHER LIABILITIES	2,316	—	—	—	2,316
EQUITY
Total GMX equity	(130,206)	(3,022)	44,431	(41,409)	(130,206)
Noncontrolling interest				9,957	9,957
Total equity	(130,206)	(3,022)	44,431	(31,452)	(120,249)
TOTAL LIABILITIES AND EQUITY	$345,563	$27,359	$44,895	$(76,605)	$341,212

	December 31, 2011
	Parent	Guarantors	Non-Guarantor	Eliminations	Consolidated
	(In thousands)
ASSETS
CURRENT ASSETS
Cash and cash equivalents	$98,118	$3,672	$703	$—	$102,493
Restricted cash	4,325	—	—	—	4,325
Accounts receivable – interest owners	8,607	—	—	—	8,607
Accounts receivable – oil and natural gas revenues, net	12,564	295	—	(5,777)	7,082
Accounts receivable - intercompany	15,205	13,033	790	(29,028)	—
Derivative instruments	—	—	—	—	—
Inventories	326	—	—	—	326
Prepaid expenses and deposits	2,574	2	79	—	2,655
Assets held for sale	1,999	46	—	—	2,045
Total current assets	143,718	17,048	1,572	(34,805)	127,533
OIL AND NATURAL GAS PROPERTIES, BASED ON THE FULL COST METHOD
Properties being amortized	1,061,961	713	127	—	1,062,801
Properties not subject to amortization	147,224	—	—	—	147,224
Less accumulated depreciation, depletion, and impairment	(871,346)	—	—	—	(871,346)
	337,839	713	127	—	338,679
PROPERTY AND EQUIPMENT, AT COST, NET	15,531	5,216	45,111	—	65,858
DERIVATIVE INSTRUMENTS	—	—	—	—	—
OTHER ASSETS	10,131	—	—	—	10,131
INVESTMENT IN SUBSIDIARIES	35,980	—	—	(35,980)	—
TOTAL ASSETS	$543,199	$22,977	$46,810	$(70,785)	$542,201
LIABILITIES AND EQUITY
CURRENT LIABILITIES
Accounts payable	13,527	—	23	—	13,550
Accounts payable - intercompany	13,126	15,684	218	(29,028)	—
Accrued expenses	17,263	6,056	293	(5,777)	17,835
Accrued interest	3,256	—	—	—	3,256
Revenue distributions payable	5,980	—	—	—	5,980
Current maturities of long-term debt	26	—	—	—	26
Total current liabilities	53,178	21,740	534	(34,805)	40,647
LONG-TERM DEBT, LESS CURRENT MATURITIES	426,805	—	—	—	426,805
DEFERRED PREMIUMS ON DERIVATIVE INSTRUMENTS	—	—	—	—	—
OTHER LIABILITIES	7,476	—	—	—	7,476
EQUITY
Total GMX equity	55,740	1,237	46,276	(47,513)	55,740
Noncontrolling interest	—	—	—	11,533	11,533
Total equity	55,740	1,237	46,276	(35,980)	67,273
TOTAL LIABILITIES AND EQUITY	$543,199	$22,977	$46,810	$(70,785)	$542,201

Condensed Consolidating Statements of Operations

	Parent	Guarantors	Non-Guarantor	Eliminations	Consolidated
	(In thousands)
Year Ended December 31, 2012
TOTAL REVENUES	$59,312	$1,335	$9,083	$(10,825)	$58,905
EXPENSES
Lease operations	16,886	3,376	1,111	(10,630)	10,743
Gathering and transportation	—	71	187	—	258
Production and severance taxes	1,347	—	—	—	1,347
Depreciation, depletion, and amortization	22,294	715	2,505	—	25,514
Impairment of oil and natural gas properties and assets held for sale	166,321	—	(125)	—	166,196
General and administrative	23,641	1,431	192	(195)	25,069
Total expenses	230,489	5,593	3,870	(10,825)	229,127
Income (loss) from operations	(171,177)	(4,258)	5,213	—	(170,222)
NON-OPERATING INCOME (EXPENSE)
Interest expense	(41,808)	—	(2)	—	(41,810)
Gain (loss) on extinguishment of debt	5,054	—	—	—	5,054
Interest and other income (expense)	13,470	—	—	—	13,470
Gain (loss) on derivatives	736	—	—	—	736
Equity income (loss) of subsidiaries	(3,116)	—	—	3,116	—
Total non-operating expense	(25,664)	—	(2)	3,116	(22,550)
Income (loss) before income taxes	(196,841)	(4,258)	5,211	3,116	(192,772)
INCOME TAX (PROVISION) BENEFIT	(5,798)	—	—	—	(5,798)
NET INCOME (LOSS)	(202,639)	(4,258)	5,211	3,116	(198,570)
Net income attributable to noncontrolling interest	—	—	—	4,069	4,069
NET (LOSS) INCOME APPLICABLE TO GMX RESOURCES	(202,639)	(4,258)	5,211	(953)	(202,639)
Preferred stock dividends	7,346	—	—	—	7,346
NET (LOSS) INCOME APPLICABLE TO COMMON SHAREHOLDERS	$(209,985)	$(4,258)	$5,211	$(953)	$(209,985)

	Parent	Guarantors	Non-Guarantor	Eliminations	Consolidated
	(In thousands)
Year Ended December 31, 2011
TOTAL REVENUES	$114,841	$2,862	$11,365	$(12,327)	$116,741
EXPENSES
Lease operations	19,408	3,744	1,874	(11,606)	13,420
Production and severance taxes	1,196	—	—	—	1,196
Depreciation, depletion, and amortization	47,047	728	2,495	—	50,270
Impairment of oil and natural gas properties and assets held for sale	196,945	8,156	653	—	205,754
General and administrative	27,485	1,840	259	(721)	28,863
Total expenses	292,081	14,468	5,281	(12,327)	299,503
Income (loss) from operations	(177,240)	(11,606)	6,084	—	(182,762)
NON-OPERATING INCOME (EXPENSE)
Interest expense	(31,873)	—	(2)	—	(31,875)
Gain (loss) on extinguishment of debt	4,987	—	—	—	4,987
Interest and other income (expense)	236	—	(31)	—	205
Gain (loss) on derivatives	3,612	—	—	—	3,612
Equity income (loss) of subsidiaries	(10,944)	—	—	10,944	—
Total non-operating expense	(33,982)	—	(33)	10,944	(23,071)
Income (loss) before income taxes	(211,222)	(11,606)	6,051	10,944	(205,833)
INCOME TAX (PROVISION) BENEFIT	(615)	—	—	—	(615)
NET INCOME (LOSS)	(211,837)	(11,606)	6,051	10,944	(206,448)
Net income attributable to noncontrolling interest	—	—	—	5,389	5,389
NET (LOSS) INCOME APPLICABLE TO GMX RESOURCES	(211,837)	(11,606)	6,051	5,555	(211,837)
Preferred stock dividends	6,720	—	—	—	6,720
NET (LOSS) INCOME APPLICABLE TO COMMON SHAREHOLDERS	$(218,557)	$(11,606)	$6,051	$5,555	$(218,557)

	Parent	Guarantors	Non-Guarantor	Eliminations	Consolidated
	(In thousands)
Year Ended December 31, 2010
TOTAL REVENUES	$95,108	$2,164	$8,473	$(9,222)	$96,523
EXPENSES
Lease operations	14,850	2,540	1,831	(8,570)	10,651
Production and severance taxes	743	—	—	—	743
Depreciation, depletion, and amortization	34,958	736	2,367	—	38,061
Impairment of oil and natural gas properties and assets held for sale	132,893	4,414	6,405	—	143,712
General and administrative	25,851	1,540	380	(652)	27,119
Total expenses	209,295	9,230	10,983	(9,222)	220,286
Income (loss) from operations	(114,187)	(7,066)	(2,510)	—	(123,763)
NON-OPERATING INCOME (EXPENSE)
Interest expense	(18,640)	—	(2)	—	(18,642)
Gain (loss) on extinguishment of debt	—	—	—	—	—
Interest and other income (expense)	60	(17)	(47)	—	(4)
Gain (loss) on derivatives	(122)	—	—	—	(122)
Equity income (loss) of subsidiaries	(12,756)			12,756	—
Total non-operating expense	(31,458)	(17)	(49)	12,756	(18,768)
Income (loss) before income taxes	(145,645)	(7,083)	(2,559)	12,756	(142,531)
INCOME TAX (PROVISION) BENEFIT	4,239	—	—	—	4,239
NET INCOME (LOSS)	(141,406)	(7,083)	(2,559)	12,756	(138,292)
Net income attributable to noncontrolling interest	—	—	—	3,114	3,114
NET (LOSS) INCOME APPLICABLE TO GMX RESOURCES	(141,406)	(7,083)	(2,559)	9,642	(141,406)
Preferred stock dividends	4,633	—	—	—	4,633
NET (LOSS) INCOME APPLICABLE TO COMMON SHAREHOLDERS	$(146,039)	$(7,083)	$(2,559)	$9,642	$(146,039)

Condensed Consolidating Statements of Cash Flows

	Parent	Guarantors	Non-Guarantor	Eliminations	Consolidated
	(In thousands)
Year Ended December 31, 2012 (Unaudited)
Net cash provided by (used in) operating activities	$(10,653)	$(3,580)	$6,936	$—	$(7,297)
Net cash provided by (used in) investing activities	(68,515)	(7)	(6)	—	(68,528)
Net cash provided by (used in) financing activities	9,534	—	(7,056)	—	2,478
Net increase (decrease) in cash	(69,634)	(3,587)	(126)	—	(73,347)
Cash and cash equivalents at beginning of period	98,118	3,672	703	—	102,493
Cash and cash equivalents at end of period	$28,484	$85	$577	$—	$29,146

Year Ended December 31, 2011
Net cash provided by (used in) operating activities	$37,240	$3,534	$9,819	$—	$50,593
Net cash provided by (used in) investing activities	(197,174)	(426)	8,031	—	(189,569)
Net cash provided by (used in) financing activities	256,584	—	(17,472)	—	239,112
Net increase (decrease) in cash	96,650	3,108	378	—	100,136
Cash and cash equivalents at beginning of period	1,468	564	325	—	2,357
Cash and cash equivalents at end of period	$98,118	$3,672	$703	$—	$102,493

Year Ended December 31, 2010
Net cash provided by (used in) operating activities	$54,708	$(1,567)	$5,594	$—	$58,735
Net cash provided by (used in) investing activities	(171,470)	(1,753)	(2,777)	—	(176,000)
Net cash provided by (used in) financing activities	86,657	—	(2,589)	—	84,068
Net increase (decrease) in cash	(30,105)	(3,320)	228	—	(33,197)
Cash and cash equivalents at beginning of period	31,573	3,884	97		35,554
Cash and cash equivalents at end of period	$1,468	$564	$325	$—	$2,357

NOTE O—QUARTERLY FINANCIAL DATA (UNAUDITED)
Summarized unaudited quarterly financial data for 2012 and 2011 are as follows:

	First Quarter	Second Quarter	Third Quarter	Fourth Quarter
	(in thousands, except per share data)
2012
Oil and gas sales	$17,401	$16,283	$14,591	$10,630
Loss before income taxes(1)	(35,988)	(101,894)	(55,840)	950
Net loss(1)	(37,875)	(103,312)	(57,229)	(154)
Net loss applicable to GMX Common Shareholders(1)	(40,601)	(106,131)	(59,956)	(3,297)
Basic earnings (loss) per share(2)	(0.66)	(1.52)	(0.82)	(0.04)
Diluted earnings (loss) per share(2)	(0.66)	(1.52)	(0.82)	(0.04)
	First Quarter	Second Quarter	Third Quarter	Fourth Quarter
	(in thousands, except per share data)
2011
Oil and gas sales	$29,376	$32,858	$28,364	$26,112
Income (loss)(1)	(50,396)	(10,364)	(68,298)	(76,775)
Net income (loss)(1)	(51,828)	(11,800)	(65,911)	(76,909)
Net income (loss) applicable to GMX Common Shareholders(1)	(54,450)	(15,383)	(68,929)	(79,795)
Basic earnings (loss) per share(2)	(1.29)	(0.28)	(1.21)	(1.39)
Diluted earnings (loss) per share(2)	(1.29)	(0.28)	(1.21)	(1.39)
______________________

(1)
2012 losses include impairment charges on our oil and natural gas properties due to a ceiling test write-down of $28.9 million, $91.8 million, and $45.5 million for the first, second and third quarters of 2012, respectively. 2012 losses also include impairment charges related to assets held for sale of $63,954 for the first quarter 2012 and a gain on the change in fair value of assets held for sale of $125,000 for the second quarter 2012. 2011 losses include impairment charges on our oil and natural gas properties due to a ceiling test write-down of $48.1 million, $11.5 million, $60.9 million and $76.0 million for the first, second, third and fourth quarters of 2011, respectively. 2011 losses also include impairment charges related to assets held for sale of $0.2 million, $5.4 million, $1.7 million and $2.1 million for the first, second, third and fourth quarters of 2011, respectively.

(2)	The sum of the per share amounts per quarter does not equal the per share amount for the year due to the changes in the average number of common shares outstanding.

NOTE P—SUBSEQUENT EVENTS
Effective January 3, 2013, the Company filed an amendment to its certificate of incorporation to effect a reverse split of its common stock. At 5:00 p.m. New York City Time on January 3, 2013, every thirteen shares of common stock automatically combined into one share of common stock, subject to adjustments for rounding.
As of February 1, 2013, we repaid all of the remaining $16.8 million aggregate principal amount of our outstanding 5.00% Convertible Notes at maturity.
On April 1, 2013, the Company filed a voluntary petition for reorganization under Chapter 11 in the U.S. Bankruptcy Court (the “Bankruptcy Court”) for the Western District of Oklahoma. In connection with this petition, the Company is pursuing an asset purchase agreement with holders of its Senior Secured Notes due 2017 who own a majority of these secured notes (collectively referred to below as the “Principal Senior Secured Noteholders”) to acquire substantially all of the Company’s operating assets and undeveloped acreage. The Company’s joint venture, Endeavor Gathering LLC, in which the Company owns a 60% membership interest, is not included in the filing.